EXECUTION VERSION

ARRANGEMENT AGREEMENT

FIRST MAJESTIC SILVER CORP.

- and -

PRIMERO MINING CORP.

______________________________________

January 11, 2018

______________________________________

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1

1.1	DEFINITIONS.	1
1.2	INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.	16
1.3	CURRENCY.	16
1.4	NUMBER, ETC	16
1.5	DATE FOR ANY ACTION.	16
1.6	ENTIRE AGREEMENT.	17
1.7	ACCOUNTING MATTERS.	17
1.8	CONSTRUCTION.	17
1.9	KNOWLEDGE.	17
1.10	COMMERCIALLY REASONABLE EFFORTS.	18
1.11	ORDINARY COURSE OF BUSINESS.	18
1.12	EXHIBITS.	18

ARTICLE 2 THE ARRANGEMENT		18

2.1	ARRANGEMENT.	18
2.2	INTERIM ORDER.	18
2.3	PRIMERO SHAREHOLDER MEETING.	19
2.4	SHAREHOLDER CIRCULAR.	20
2.5	FINAL ORDER.	22
2.6	COURT PROCEEDINGS.	22
2.7	LISTS OF SECURITYHOLDERS.	23
2.8	ANNOUNCEMENT AND SHAREHOLDER COMMUNICATIONS.	23
2.9	PAYMENT OF CONSIDERATION.	24
2.10	UNITED STATES SECURITIES LAW MATTERS.	24
2.11	EFFECTIVE DATE MATTERS.	24

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		24

3.1	REPRESENTATIONS AND WARRANTIES OF PRIMERO.	24
3.2	REPRESENTATIONS AND WARRANTIES OF FIRST MAJESTIC.	49
3.3	NON-WAIVER.	59
3.4	SURVIVAL	59

ARTICLE 4 COVENANTS		60

4.1	COVENANTS OF PRIMERO.	60
4.2	COVENANTS OF FIRST MAJESTIC.	64
4.3	COVENANTS REGARDING NON-SOLICITATION.	66
4.4	NOTICE BY PRIMERO OF SUPERIOR PROPOSAL DETERMINATION.	68
4.5	ACCESS TO INFORMATION.	71
4.6	COVENANT REGARDING REPRESENTATIONS AND WARRANTIES.	71
4.7	INDEMNIFICATION, INSURANCE AND MUTUAL RELEASES.	71
4.8	PRE-ACQUISITION REORGANIZATIONS.	72
4.9	CONVERTIBLE DEBENTURES.	73
4.10	ASSISTANCE WITH FIRST MAJESTIC FINANCING.	74

ARTICLE 5 CONDITIONS		75

5.1	MUTUAL CONDITIONS PRECEDENT.	75
5.2	ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FIRST MAJESTIC.	75
5.3	ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PRIMERO.	77
5.4	NOTICE AND CURE PROVISIONS.	78
5.5	SATISFACTION OF CONDITIONS.	79

ARTICLE 6 AMENDMENT AND TERMINATION		79

6.1	AMENDMENT.	79
6.2	TERMINATION.	79
6.3	TERMINATION PAYMENT.	81
6.4	LIQUIDATED DAMAGES.	82
6.5	REMEDIES.	82
6.6	EFFECTS OF TERMINATION PAYMENT OR EXPENSE REIMBURSEMENT.	82

ARTICLE 7 GENERAL		83

7.1	PRIVACY.	83
7.2	NOTICES.	83
7.3	ASSIGNMENT.	84
7.4	BINDING EFFECT.	85
7.5	TIME OF ESSENCE.	85
7.6	WAIVER AND MODIFICATION.	85
7.7	THIRD PARTY BENEFICIARIES.	85
7.8	SEVERABILITY.	85
7.9	MUTUAL INTEREST	85
7.10	FURTHER ASSURANCES.	86
7.11	INJUNCTIVE RELIEF.	86
7.12	NO PERSONAL LIABILITY.	86
7.13	EXPENSES.	86
7.14	GOVERNING LAW; ATTORNMENT; SERVICE OF PROCESS	86
7.15	COUNTERPARTS.	87

EXECUTION VERSION

ARRANGEMENT AGREEMENT

ARRANGEMENT AGREEMENT made as of the 11th day of January, 2018.

BETWEEN:

FIRST MAJESTIC SILVER CORP., a company existing under
the laws of the Province of British Columbia

(hereinafter referred to as “First Majestic”)

AND:

PRIMERO MINING CORP., a company existing under the laws
of the Province of British Columbia

(hereinafter referred to as “Primero)

THIS AGREEMENT WITNESSETH THAT in consideration of the respective covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each Party), the Parties hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions.

In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

“Aboriginal Group” includes any aboriginal person or people, native person or people, indigenous person or people, or any person or group asserting or otherwise claiming an aboriginal right (including aboriginal title) or any other aboriginal interest, and any Person or group representing, or purporting to represent, any of the foregoing but excluding an Ejido Group;

“Acceptable Confidentiality Agreement” means any confidentiality agreement between Primero and a third party other than First Majestic that is entered into in accordance with Section 4.3 and contains confidentiality and standstill restrictions that are no less favourable to Primero than those set out in the Confidentiality Agreement and does not limit or prohibit Primero from providing First Majestic and its affiliates and Representatives with any other information required to be given to them by Primero under Section 4.3 of this Agreement;

“AcquisitionProposal” means any proposal or offermade by any Person or any group of Persons acting jointly or in concert, whether written or oral, other than First Majestic (or any affiliate of First Majestic or any Person acting in concert with First Majestic or any affiliate of First Majestic) with respect to:

(a)

the acquisition or purchase of any shares or other voting securities, or securities convertible into or exercisable or exchangeable for any shares or other voting securities of Primero or any of its affiliates representing 20% or more of the outstanding voting securities of Primero or such affiliate, on a fully diluted basis;

(b)

the acquisition or purchase of any assets of Primero and/or one or more of its affiliates which assets individually or in the aggregate contribute 20% or more of the consolidated revenue or represent 20% or more of the total asset value of Primero and its affiliates taken as a whole (in each case based on the most recent consolidated financial statements of Primero) (or any lease, license, royalty, long- term supply agreement or other arrangement having a similar economic effect);

(c)

a merger, recapitalization, restructuring, reorganization, amalgamation, arrangement, joint venture or other business combination involving Primero or any of its affiliates that if consummated, would result in any Person or group of Persons beneficially owning, directly or indirectly, 20% or more of the voting or equity securities of Primero or any of its affiliates or of the surviving entity or the resulting direct or indirect parent of Primero or the surviving entity;

(d)	any other extraordinary business transaction involving or otherwise relating to Primero or any of its affiliates (including pursuant to bankruptcy or insolvency proceedings); or

(e)	any public announcement of an intention to do any of the foregoing;

“affiliate” has the meaning set out in the Business Corporations Act;

“Annual Financial Statements” means the audited consolidated financial statements of Primero or First Majestic, as the case may be, as at, and for the years ended, December 31, 2016 and December 31, 2015 including the notes thereto;

“Anti-Corruption Laws” has the meaning set out in Section 3.1.36;

“Antitrust Clearance” means the issuance of an authorization by COFECE to First Majestic and Primero to consummate, on terms satisfactory to First Majestic and Primero, acting reasonably, the transactions contemplated hereby;

“Antitrust Filing” means the filing to be made with COFECE in respect of the Antitrust Clearance;

“Arrangement” means an arrangement under the provisions of Division 5 of Part 9 of the Business Corporations Act, on the terms set forth in the Plan of Arrangement, subject to any amendment or supplement thereto in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Resolution” means the special resolution approving the Arrangement, to be substantially in the form and content of Exhibit B, to be considered, and if deemed advisable, passed with or without variation, by the Primero Shareholders at the Primero Shareholder Meeting;

“Black Fox Asset Purchase Agreement” means the asset purchase agreement dated August 25, 2017 entered into by Primero and McEwen Mining Inc. pursuant to which McEwen Mining Inc. acquired the Black Fox mine and associated assets from Primero;

“Black Fox Sale” means the disposition of the Black Fox mine and associated assets located in Timmins, Ontario by Primero pursuant to the Black Fox Asset Purchase Agreement;

“Board Approved Budget” means the monthly budget for Primero for the 12-month period ending December 31, 2018 that replaces the Draft Budget, which shall be deemed to be effective when such budget has been approved by the Primero Board and delivered to First Majestic, unless the aggregate cash expenditures during the first four months of 2018 in such budget exceed the aggregate cash expenditures for such period in the Draft Budget by more than $4,000,000, in which event such budget shall only be effective when approved in writing by First Majestic, acting reasonably;

“Business” means the business of Primero and the Primero Subsidiaries as it is currently conducted, including the exploration for and exploitation of minerals in Mexico;

“Business Corporations Act” means the Business Corporations Act (British Columbia);

“Business Day” means any day other than Saturday, Sunday or any day on which major banks are closed for business in Vancouver, British Columbia or in Toronto, Ontario;

“Cerro del Gallo Sale” means the disposition of outstanding shares of San Anton Resource Corporation (being the indirect owner of the Cerro del Gallo project located in Mexico) by Primero pursuant to the Cerro del Gallo Share Purchase Agreement;

“Cerro del Gallo Share Purchase Agreement” means the share purchase agreement dated November 13, 2017 between Primero and Argonaut Gold Inc. pursuant to which Argonaut Gold Inc. acquired all of the outstanding shares of San Anton Resource Corporation from Primero;

“Change of Recommendation” means:

(a)

the Primero Board fails to publicly recommend or has withdrawn, qualified or modified or shall have changed its approval or recommendation of the Arrangement in a manner materially adverse to First Majestic;

(b)	the Primero Board fails to publicly reaffirm its recommendation of the Arrangement within five Business Days after a public announcement of any Acquisition Proposal;

(c)	the Primero Board, or any committee thereof, accepts, approves, endorses or recommends any Acquisition Proposal;

(d)	Primero accepts or enters into a letter of intent, memorandum of understanding, term sheet, agreement in principle, agreement, arrangement or understanding in respect of an Acquisition Proposal; or

(e)	Primero, the Primero Board, or any committee thereof, publicly proposes or announces its intention to do any of the foregoing;

it being understood that publicly taking no position or a neutral position by the Primero Board with respect to an Acquisition Proposal for a period exceeding five Business Days after an Acquisition Proposal has been publicly announced shall be deemed to constitute such a withdrawal, qualification, modification or change;

“COFECE” means the Comision Federal de Competencia Económica (Mexico);

“Confidentiality Agreement” means the confidentiality agreement entered into between First Majestic and Primero dated February 1, 2017;

“Consideration” means the consideration to be received pursuant to the Plan of Arrangement in respect of each Primero Share that is issued and outstanding immediately prior to the Effective Time, consisting of 0.03325 of a First Majestic Share;

“Consideration Shares” means the aggregate number of First Majestic Shares to be issued in exchange for Primero Shares pursuant to the Arrangement;

“Court” means the British Columbia Supreme Court;

“Debentureholder Circular”  means the notice of the Primero Debentureholder Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such circular, to be sent to the Primero Debentureholders in connection with the Primero Debentureholder Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement;

“Debentureholder Proposal” means the proposal to amend the Primero Indenture such that the maturity date of the Primero Debentures shall be accelerated to the next Business Day following the Effective Date;

“Debentureholders’ Resolution” means the extraordinary resolution approving the Debentureholder Proposal, to be substantially in the form and content of Exhibit C, to be considered, and if deemed advisable, passed with or without variation, by the Primero Debentureholders at the Primero Debentureholder Meeting;

“Debt Instrument” means any bond, debenture, mortgage, promissory note or other instrument evidencing indebtedness for borrowed money;

“Depositary” has the meaning set out in the Plan of Arrangement;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Draft Budget” means the draft monthly budget for Primero for the 12-month period ending December 31, 2018, which has not been approved by the Primero Board, a copy of which is attached as Appendix B to the Primero Disclosure Letter;

“EDGAR” means the Electronic Data Gathering and Retrieval System of the SEC;

“Effective Date” means the date the Arrangement completes, as determined in accordance with Section 2.11;

“Effective Time” means the time when the transactions contemplated herein are deemed to have been completed, which shall be 12:01 a.m. (Vancouver time) on the Effective Date or such other time as the Parties agree to in writing before the Effective Date;

“Ejido” means a communal property regime under which the Ejido members individually possess specific parcels and as a group hold common land, which are incorporated through an executive action of the Mexican Federal Government and registered with the Mexican National Agrarian Registry (Registro Agrario Nacional);

“Ejido Group” means the Ejido members;

“Employee Benefits” means:

(a)	stock option plans, stock purchase plans, incentive plans, deferred compensation plans, profit-sharing plans and other similar benefits, plans or arrangements; and

(b)	insurance, health, welfare, drug, disability, pension, retirement, travel, hospitalization, medical, dental, legal counseling, eye care and other similar benefits, plans or arrangements.

“Encumbrance” means any mortgage, charge, easement, encroachment, lien, adverse claim, burden, payment and obligation due and payable, or performable, as the case may be, rental, production payment, assignment by way of security, security interest, servitude, pledge, hypothecation, conditional sale agreement, security agreement, title retention agreement, security trust (fideicomiso de garantía), financing statement, option, right of pre-emption, right of first refusal or right of first offer, privilege, obligation to assign, license, sublicense trust, royalty, carried, working, participation or net profits interest or other third party interest or other encumbrance or any agreement, option, right or privilege capable of becoming any of the foregoing;

“Environmental Laws” means all applicable Laws relating to pollution or the protection and preservation of the environment or Hazardous Substances, including Laws relating to Releases or threatened Releases of Hazardous Substances into the natural environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants;

“EnvironmentalPermits” includes all permits, licenses, authorizations or program participation requirements with or from any Governmental Entity under any Environmental Laws;

“External Stream Agreement” means the Second Amended and Restated Silver Purchase Agreement dated August 6, 2010 entered into among Primero, Silver Trading (Barbados) Limited, Silver Wheaton (Caymans) Ltd. (now Wheaton Precious Metals International Limited) and WPM;

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is abandoned or denied, as affirmed;

“Financial Statements” with respect to Primero or First Majestic, as applicable, means the Annual Financial Statements and the Interim Financial Statements of such Person;

“First Majestic Credit Agreement” means the Credit Agreement among First Majestic, Investec Bank PLC and the Bank of Nova Scotia, and certain other lenders from time to time, dated February 8, 2016, as amended, modified, restated or replaced from time to time;

“First Majestic Disclosure Letter” means the disclosure letter dated as of the date hereof executed by First Majestic and delivered to, and acknowledged and accepted by, Primero concurrently with the execution of this Agreement;

“First Majestic Financing” means the proposed debt or equity financing to be undertaken by First Majestic in connection with the transactions contemplated by this Agreement (including the Debentureholder Proposal, repayment of the Primero Credit Agreement and payment of other costs and expenses in connection with such transactions);

“First Majestic Information Record” means any annual information form, press release, material change report, information circular, financial statement, management's discussion and analysis or other document of First Majestic which has been publicly filed by it on SEDAR or EDGAR since December 31, 2015;

“First Majestic Material Agreements” means any legally binding agreement, commitment, contract, license, indenture, obligation or undertaking to which First Majestic or any of the First Majestic Subsidiaries is a party or by which it or any of the First Majestic Subsidiaries is bound or affected or to which any of their respective properties or assets is subject: (i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect on First Majestic; (ii) relating directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness for borrowed money in excess of $1,000,000 in the aggregate; (iii) restricting the incurrence of indebtedness by First Majestic or any of the First Majestic Subsidiaries or restricting the payment of dividends by First Majestic; (iv) under which First Majestic or any of the First Majestic Subsidiaries is obligated to make or expects to receive payments in excess of $1,000,000 over the remaining term of such agreement or commitment; (v) that creates an exclusive dealing arrangement or right of first offer or refusal that is material to First Majestic and the First Majestic Subsidiaries taken as a whole; (vi) that materially limits or restricts (A) the ability of First Majestic or any First Majestic Subsidiary to engage in any line of business or carry on business in any geographic area, or (B) the scope of Persons to whom First Majestic or any of the First Majestic Subsidiaries may sell products or deliver services; or (vii) that is otherwise material to First Majestic and the First Majestic Subsidiaries, taken as a whole;

“First Majestic Material Subsidiaries” means Corporación First Majestic S.A. de C.V., First Majestic Plata S.A. de C.V., Minera El Pilon S.A. de C.V., Minera La Encantada S.A. de C.V., La Encantada Procesadora de Minerales, S.A. de C.V., First Majestic Del Toro, S.A. de C.V., La Guitarra Compañia Minera, S.A. de C.V. and Nusantara de Mexico, S.A. de C.V.;

“First Majestic Shares” means the common shares in the authorized share structure of First Majestic;

“FSE” means the Regulated Unofficial Market of the Frankfurt Stock Exchange;

“Governmental Entity” means any

(a)	international, multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank or Tribunal;

(b)	subdivision, agent, commission, board, or authority of any of the foregoing; or

(c)	quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Guarantee” means any agreement, contract or commitment providing for the guarantee, indemnification, assumption or endorsement or any like commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any Person;

“Hazardous Substance” means, collectively, any contaminant, toxic substance, explosives or other dangerous goods or pollutant or any other substance the Release of which to the natural environment is likely to cause, at some immediate or future time, material harm or degradation to the natural environment or material risk to human health, including (a) any petroleum substances, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined under Environmental Laws as or included in the definition of “hazardous substances, “hazardous wastes, “hazardous materials, “restricted hazardous materials, “extremely hazardous substances, “toxic substances, “contaminants or “pollutants or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any Environmental Law;

“IFRS” means International Financial Reporting Standards as incorporated in the Handbook of the Canadian Institute of Chartered Accountants and as issued by the International Accounting Standards Board, as at the relevant time and applied on a consistent basis;

“Interim Period” means the period from and including the date hereof to and including the earlier of the Effective Time and the date of termination of this Agreement pursuant to Article 6;

“Interested Person” means any officer, director, employee or consultant of Primero or any Primero Subsidiary or any Person which Primero, any Primero Subsidiary or any of the foregoing does not deal at arm’s length within the meaning of the ITA (including a spouse, parent, child or sibling of any such Person);

“Interim Financial Statements” means the unaudited consolidated financial statements of Primero or First Majestic, as the case may be, as at, and for the nine months ended September 30, 2017 and September 30, 2016, including the notes thereto;

“InterimOrder” means the interim order of the Court made in connection with the Arrangement, as such order may be amended, supplemented or varied by the Court;

“Internal Stream Agreement” means the Third Amended and Restated Silver Purchase Agreement dated as of October 11, 2011 among PEM, Silver Trading (Barbados) Limited and Primero;

“ITA” means the Income Tax Act (Canada);

“Laws” means any and all laws (statutory, common or otherwise), statutes, regulations, statutory rules, regulatory instruments, principles of law, orders, injunctions, judgments, published policies and guidelines (to the extent that they have the force of law), standards (including Normas Oficiales Mexicanas and Normas Mexicanas) and terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity, statutory body or self-regulatory authority, and the term “applicable with respect to such Laws and in the context that refers to one or more Persons means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Leased Property” means all the right, title and interest of Primero and the Primero Subsidiaries in and to the subject matter (whether realty or personal property) of the Leases;

“Leases” means the real or personal property leases or subleases, or other rights of occupancy relating to real property including with Ejidos, which Primero or any Primero Subsidiary is a party to or bound by, including those set forth and described in Schedule 3.1.21 of the Primero Disclosure Letter;

“Licenses” has the meaning set out in Section 3.1.29;

“Mailing Deadline” means, subject to Section 2.4(b), February 16, 2018 unless otherwise agreed by the Parties;

“Match Period” has the meaning set out in in Section 4.4(a)(vi);

“Material Adverse Change”, when used in connection with First Majestic or Primero, means:

(a)

any change, effect, development, event or occurrence that, individually or in the aggregate, prevents, or would reasonably be expected to prevent such Party from performing its material obligations under this Agreement in any material respect prior to the Outside Date; or

(b)

any change, effect, development, event or occurrence that, individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the business, properties, assets, operations, condition, affairs, liabilities (contingent or otherwise), or obligations (whether absolute, conditional or otherwise) of such Party and its subsidiaries taken as a whole, other than any change, effect, development, event or occurrence:

(i)	relating to the announcement of the execution of this Agreement or relating to the Arrangement or other transactions contemplated by this Agreement;

(ii)

relating to a decrease in the market price of such Partys common shares on any stock exchange (it being understood that, if the cause or causes of any decrease, in and of itself or themselves, is otherwise a Material Adverse Change, then such decrease may be taken into consideration when determining whether a Material Adverse Change has occurred);

(iii)	relating to the Canadian or international economy or securities markets in general;

(iv)	affecting the worldwide silver or gold mining industries in general, including any changes in the market price of silver or gold;

(v)	relating to any effect resulting from an act of terrorism or any outbreak of hostilities or war (or any escalation or worsening thereof);

(vi)	relating to any natural disaster;

(vii)	relating to any enactment, adoption, proposal, implementation or any change in applicable Laws or in IFRS; or

(viii)	relating to any action taken by First Majestic or Primero at the request of the other or that is required or contemplated by this Agreement;

provided, however, that the effect referred to in clauses (iii) through (vii) above does not primarily relate to (or have the effect of primarily relating to) the Party or the Partys subsidiaries, taken as a whole, or disproportionately adversely affect the Party and the Partys subsidiaries, taken as a whole, compared with other companies of a similar size operating in the industry and jurisdiction in which that Party and that Partys subsidiaries operate;

“Material Adverse Effect”, when used in connection with First Majestic or Primero, means any change, effect, development, event or occurrence that has an effect that is, or would reasonably be expected to cause, a Material Adverse Change with respect to such Party and its subsidiaries taken as a whole;

“material factand” “material changehave the meanings set out in the Securities Act;

“Meeting Deadline” means, subject to terms of this Agreement, March 21, 2018, unless otherwise agreed by the Parties;

“Mineral Rights means all mineral title and rights, whether under law, contractual or otherwise, for the exploration for or exploitation or extraction of mineral resources and reserves, including all mining licenses, mineral claims, concessions, exploration licenses, exploitation licenses, prospecting licenses and mining leases, together with surface rights, water rights, royalty interests, expenses and assessment works surplus interests, fee interests, net profit interests, joint venture interests, carried interests and other leases, rights of way and enurements related to any such rights;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“misrepresentation” has the meaning set out in the Securities Act;

“NI 43-101” means National Instrument 43-101 - Standards of Disclosure for Mineral Projects;

“NI 52-109” means National Instrument 52-109 - Certification of Disclosure in Issuers Annual and Interim Filings;

“NYSE” means the New York Stock Exchange;

“Outside Date” means the latest date by which the transactions contemplated by this Agreement are to be completed, which date, subject to the terms of this Agreement, shall be April 30, 2018 or such later date as may be agreed upon by the Parties; provided that, notwithstanding the foregoing, if (a) any applicable Antitrust Clearance has not been obtained prior to April 30, 2018, and (b) all of the other conditions set forth in Article 5 (other than the delivery of items to be delivered on the Effective Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until immediately prior to the Effective Date) have been satisfied or waived, the Outside Date shall be extended for an additional sixty days;

“Parties” means First Majestic and Primero and “Party” means either of them;

“PEM” means Primero Empresa Minera, S.A. de C.V.;

“Permitted Encumbrances” means the Encumbrances created in connection with the Primero Credit Agreement and the External Stream Agreement and all other Encumbrances described on Schedule 1.1 of the Primero Disclosure Letter;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, company, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form and content of Exhibit A hereto and any amendments or variations thereto made in accordance with this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order and acceptable to each of the Parties hereto, acting reasonably;

“Primero Board” means the board of directors of Primero;

“Primero Budget” means the Draft Budget or the Board Approved Budget, as applicable;

“Primero Convertible Securities” means, collectively, the Primero Debentures, Primero Options, Primero Warrants, Primero PSUs and Primero DSUs;

“Primero Convertible Securities Plans” means the Primero Indenture, Primero Option Plan; Primero Warrant Indenture, Primero PSU Plan and Primero DSU Plan;

“Primero Credit Agreement” means the Credit Agreement among Primero, the Bank of Montreal, as agent, and the Bank of Montreal and The Bank of Nova Scotia, as lenders, dated May 23, 2014, as amended, modified, restated or replaced prior to the Effective Date;

“Primero Datasite Information” means the documents made available to First Majestic in the electronic data site established by Primero as in effect at 2:00 p.m. (Pacific time) on January 11, 2018, an index of which is contained in the Primero Disclosure Letter;

“Primero Debentureholder Approval” means the requisite approval by Primero Debentureholders for the Debentureholders Resolution as required pursuant to the Primero Indenture;

“Primero Debentureholder Meeting” means the special meeting of Primero Debentureholders, including any adjournment or postponement thereof, to be called and held in accordance with the Primero Indenture for the purpose of considering and, if thought fit, approving the Debentureholders Resolution;

“Primero Debentureholder” means any holder of one or more Primero Debentures;

“Primero Debentures” means the convertible debentures issued pursuant to the Primero Indenture;

“Primero Disclosure Letter” means the disclosure letter dated the date hereof executed by Primero and delivered to, and acknowledged and accepted by, First Majestic concurrently with the execution of this Agreement;

“Primero DSU Plan” means Primeros Deferred Share Unit Plan dated March 23, 2015;

“Primero DSUs” means the deferred share units granted pursuant to the Primero DSU Plan;

“Primero Fairness Opinion” means the opinion of Rothschild (Canada) Inc. to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications set forth therein, the Consideration is fair, from a financial point of view, to the Primero Shareholders;

“Primero Indenture” means the trust indenture dated February 9, 2015 entered into between Primero and Computershare Trust Company of Canada;

“Primero Information Record” means any annual information form, press release, material change report, information circular, financial statement, management's discussion and analysis or other document of Primero which has been publicly filed by Primero on SEDAR since December 31, 2015;

“Primero Material Agreements” means any legally binding agreement, commitment, contract, license, indenture, obligation or undertaking to which Primero or any of the Primero Subsidiaries is a party or by which it or any of the Primero Subsidiaries is bound or affected or to which any of their respective properties or assets is subject: (i) that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect on Primero; (ii) relating directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness for borrowed money in excess of $250,000 in the aggregate; (iii) restricting the incurrence of indebtedness by Primero or any of the Primero Subsidiaries or restricting the payment of dividends by Primero; (iv) under which Primero or any of the Primero Subsidiaries is obligated to make or expects to receive payments in excess of $250,000 over the remaining term of such agreement or commitment; (v) that creates an exclusive dealing arrangement or right of first offer or refusal that is material to Primero and the Primero Subsidiaries taken as a whole; (vi) that materially limits or restricts (A) the ability of Primero or any Primero Subsidiary to engage in any line of business or carry on business in any geographic area, or (B) the scope of Persons to whom Primero or any of the Primero Subsidiaries may sell products or deliver services; or (vii) that is otherwise material to Primero and the Primero Subsidiaries, taken as a whole; and (viii) in respect of Primero, includes each of the contracts listed in Section 3.1.23 of the Primero Disclosure Letter;

“Primero Meetings means the Primero Shareholder Meeting and the Primero Debentureholder Meeting;

“Primero Mineral Rights has the meaning set out in Section 3.1.16(a);

“Primero Option” means an option to purchase Primero Shares;

“Primero Optionholder” means a holder of one or more Primero Options;

“Primero Option Plan” means Primeros Stock Option Plan dated May 4, 2016;

“Primero PSU Plan” means Primeros 2013 Phantom Share Unit Plan dated April 18, 2016;

“Primero PSUs” means the phantom share units granted pursuant to the Primero PSU Plan;

“Primero Securities” means, together, the Primero Shares and the Primero Convertible Securities;

“Primero Shareholder” means a holder of one or more Primero Shares;

“Primero Shareholder Approval” has the meaning set out in Section 2.2(b);

“Primero Shareholder Meeting” means the special meeting of Primero Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution;

“PrimeroShares” means the common shares in the authorized share structure of Primero;

“Primero Strategic Process” means the strategic transaction process undertaken by Primero as disclosed in the news release issued by Primero on February 27, 2017;

“Primero Subsidiaries” means,collectively, Cerro Resources Pty Ltd., Cerro San Anton Pty Ltd., Silver Trading (Barbados) Limited, PEM, Primero Compania Minera, S.A. de C.V., Primero Servicios Mineros, S.A. de C.V., Primero Transportes Aereos, S.A. de C.V., Primero Auxiliares de Adminstracion S.A. de C.V., Primero Hidroelectrico S.A. de C.V. and Primero Mining Luxembourg s.a.r.l.;

“PrimeroTechnical Report” has the meaning set out in Section 3.1.17(b);

“Primero Warrant Indenture” means the common share purchase warrant indenture dated June 24, 2016 entered into between Primero and Computershare Trust Company of Canada;

“Primero Warrants” means the warrants issued pursuant to the Primero Warrant Indenture;

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the waiver or lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of a notice without an objection being made) of Governmental Entities required in connection with the consummation of the Arrangement or any of the transactions contemplated hereby, including the Antitrust Clearance;

“Release” means any release, spill, emission, discharge, leaking, pumping, dumping, escape, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances into the indoor or outdoor environment (including, ambient air, surface water, ground water, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property;

“Replacement Option” has the meaning set out in the Plan of Arrangement;

“Replacement Stream Agreement” means the Precious Metals Purchase Agreement dated the date hereof and effective as of the Effective Date entered into among First Majestic, FM Metal Trading (Barbados) Inc. and Wheaton Precious Metals International Ltd.;

“Representatives” means, collectively, with respect to a Party, the officers, directors, employees, consultants, advisors, agents or other representatives (including lawyers, accountants, investment bankers and financial advisors) of that Party and its affiliates;

“SEC” means the U.S. Securities and Exchange Commission;

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof.

“Securities Act” means the Securities Act (British Columbia);

“Securities Authority” means the British Columbia Securities Commission and any other applicable securities commission or securities regulatory authority of a province or territory of Canada;

“Securities Laws” means the securities Laws of each of the provinces and territories of Canada, the policies and regulations of any Canadian or U.S. stock exchange on which the applicable Partys securities are listed and posted for trading, the U.S. Securities Act and the U.S. Exchange Act and all other applicable state, federal and provincial securities Laws, rules, regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time;

“SEDAR” means the System for Electronic Disclosure Analysis and Retrieval;

“ShareholderCircular” means the notice of the Primero Shareholder Meeting and accompanying management proxy circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such circular, to be sent to the Primero Shareholders in connection with the Primero Shareholder Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and the Interim Order;

“subsidiary” has the meaning set out in the Business Corporations Act and includes, for greater certainty, an indirect subsidiary;

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal (provided, however, that for the purposes of this definition, all references to “20% shall be changed to “100%) made by a third party or parties acting jointly (other than First Majestic and its affiliates) that complies with Securities Laws and did not result from a breach of Section 4.3 and which:

(a)

is not subject to any financing condition and in respect of which any required financing to complete such Acquisition Proposal has been obtained or demonstrated to the satisfaction of the Primero Board acting in good faith (after receipt of advice from its financial advisors and outside legal counsel) to be reasonably likely to be obtained without undue delay;

(b)	is not subject to a due diligence condition and/or access condition;

(c)	is made available to all Primero Shareholders on the same terms and conditions; and

(d)	in the good faith determination of the Primero Board, after consultation with its financial advisors and outside legal counsel:

(i)

is reasonably capable of being completed in accordance with its terms and without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the Person making such proposal; and

(ii)

would, if consummated and taking into account all of the terms and conditions of such Acquisition Proposal (but not assuming away the risk of non-completion), result in a transaction more favourable to the Primero Shareholders from a financial point of view than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by First Majestic pursuant to Section 4.4);

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto and any claims for refund, declarations of estimated Taxes and information returns, made, prepared, filed or required by a Governmental Entity to be made, prepared or filed by Law and conclusive agreements (acuerdos conclusivos) in respect of Taxes;

“Taxes” means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, Canada Pension Plan premiums, excise, severance, social security premiums, workers compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, production taxes, severance taxes, windfall profits taxes, profit sharing taxes, alternative or add-on minimum taxes, goods and services tax, customs duties, mining duties (including under the Federal Duties Act (Mexico) (Ley Federal de Derechos)) or other taxes, fees, governmental royalties, special mining tax, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing;

“Termination Payment” means an amount equal to $10,000,000 payable by Primero to First Majestic in certain circumstances in accordance with Section 6.3;

“Transaction Personal Information” has the meaning set out in Section 7.1;

“Tribunal” means:

(a)	any court (including a court of equity);

(b)	any federal, provincial, state, county, municipal or other government or governmental department, ministry, commission, board, bureau, agency or instrumentality;

(c)	any securities commission, Canadian or U.S. stock exchange or other regulatory or self-regulatory body; and

(d)	any arbitrator or arbitration tribunal;

“TSX” means the Toronto Stock Exchange;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934;

“U.S. Securities Act” means the United States Securities Act of 1933;

“U.S. Investment Company Act” means the United States Investment Company Act of 1940;

“WPM” means Wheaton Precious Metals Corp. (previously known as Silver Wheaton Corp.), a company existing under the laws of British Columbia; and

“WPM Guarantee” means the agreement dated March 30, 2017 between Silver Trading (Barbados) Limited, Silver Wheaton (Caymans) Ltd. (now Wheaton Precious Metals International Ltd.), Primero and WPM.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references in this Agreement to a “Section followed by a number and/or a letter refer to the specified section of this Agreement, and all references in this Agreement to an Exhibit followed by a letter refer to the specified Exhibit to this Agreement. Unless otherwise indicated, the terms “this Agreement, “hereof, “herein, “hereunder and “hereby and similar expressions refer to this Agreement (including the Exhibits hereto), as amended or supplemented from time to time pursuant to the applicable provisions hereof, and not to any particular section or other portion hereof.

1.3	Currency.

All sums of money referred to in this Agreement are expressed in lawful money of the United States of America and “$ refers to U.S. dollars, unless indicated as Canadian dollars (Cdn$).

1.4	Number, etc.

Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5	Date For Any Action.

In the event that any date on which any action is required to be taken hereunder by any of the Parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Entire Agreement.

This Agreement constitutes, together with the Confidentiality Agreement, the agreement relating to tax and certain other matters, dated the date hereof, between the parties hereto and the Disclosure Letter, the entire agreement among the Parties with respect to the Arrangement and other transactions contemplated hereby and supersedes all other prior agreements, understandings, negotiations and discussions, whether oral or written, among the Parties with respect thereto, other than the Confidentiality Agreement. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties with respect thereto except as expressly set forth in this Agreement, the Confidentiality Agreement and the agreement relating to tax and certain other matters, dated the date hereof, between the parties hereto.

1.7	Accounting Matters.

Unless otherwise indicated, all accounting terms used in this Agreement shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature required to be made shall be made in a manner consistent with IFRS and past practice.

1.8	Construction.

In this Agreement, unless otherwise indicated:

(a)

the words “include, “including or “in particular, when following any general term or statement, shall not be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting the general term or statement to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(b)

a reference to a statute means that statute, as amended and in effect as of the date of this Agreement, and includes each and every regulation and rule made thereunder and in effect as of the date hereof; and

(c)	where a word, term or phrase is defined, its derivatives or other grammatical forms have a corresponding meaning.

1.9	Knowledge.

In this Agreement, the phrase “to the knowledge of any Person, “to the best knowledge of any Person, “known to any Person, “of which it is aware or any similar phrase means, unless otherwise indicated, (a) with respect to any Person who is an individual, the actual knowledge of such Person, and (b) with respect to any Person who is not an individual, the actual knowledge of the chief executive officer and chief financial officer of such Person and its affiliates after reasonable enquiry, and to the extent that such reasonable enquiry was not conducted, includes the knowledge that a reasonable Person would have had if such reasonable enquiry had been conducted.

1.10	Commercially Reasonable Efforts.

In this Agreement, the phrase “commercially reasonable efforts with respect to any Party means the cooperation of such Party and the use by such Party of its reasonable efforts consistent with reasonable commercial practice without payment or incurrence of any liability or obligation, other than reasonable expenses.

1.11	Ordinary Course of Business.

In this Agreement the phrase “in the ordinary course of business or “ordinary course and similar expressions shall, as applicable, mean and refer to, with respect to an action taken by a Party, that such action is consistent with the past practices of such Party and is taken in the ordinary course of the normal day-to-day operations of the business of such Party.

1.12	Exhibits.

The following Exhibits are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form an integral part hereof:

Exhibit A	-	Plan of Arrangement

Exhibit B	-	Arrangement Resolution

Exhibit C	-	Debentureholders Resolution

ARTICLE 2
THE ARRANGEMENT

2.1	Arrangement.

The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement.

2.2	Interim Order.

As soon as reasonably practicable following the execution of this Agreement, and in any event in sufficient time to hold the Primero Shareholder Meeting in accordance with Section 2.3, Primero shall apply to the Court in a manner acceptable to First Majestic, acting reasonably, pursuant to the Business Corporations Act and prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Primero Shareholder Meeting and for the manner in which such notice is to be provided;

(b)

that the requisite approval for the Arrangement Resolution shall be two-thirds of the votes cast on the Arrangement Resolution by the Primero Shareholders present in person or represented by proxy at the Primero Shareholder Meeting and, if required by MI 61-101, minority approval in accordance with MI 61-101 (the “Primero Shareholder Approval);

(c)

that, in all other respects, the terms, restrictions and conditions of the articles of Primero, including quorum requirements and all other matters, shall apply in respect of the Primero Shareholder Meeting;

(d)	for the grant of the Dissent Rights;

(e)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(f)

that the Primero Shareholder Meeting may be adjourned or postponed from time to time by the Primero Board, subject to the terms of this Agreement, without the need for additional approval of the Court; and

(g)	for such other matters as First Majestic or Primero may reasonably require, subject to obtaining the prior consent of the other Party, such consent not to be unreasonably withheld or delayed.

2.3	Primero Shareholder Meeting.

Subject to receipt of the Interim Order and the terms of this Agreement:

(a)

Primero agrees to convene and conduct the Primero Shareholder Meeting in accordance with Primeros articles, applicable Laws and the Interim Order, as soon as reasonably practicable, and in any event on or before the Meeting Deadline. Primero agrees that it shall, in consultation with First Majestic, fix and publish a record date for the purposes of determining the Primero Shareholders entitled to receive notice of and vote at the Primero Shareholder Meeting in accordance with the Interim Order;

(b)

Primero shall not, except as required for quorum purposes, as required by Law, or otherwise as permitted under this Agreement, adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Primero Shareholder Meeting without First Majestics prior written consent;

(c)

Primero shall advise First Majestic as First Majestic may reasonably request, and at least on a daily basis on each of the last ten Business Days prior to the date of the Primero Shareholder Meeting, as to the aggregate tally of the proxies received by Primero in respect of the Arrangement Resolution;

(d)

Primero shall promptly advise First Majestic of any written notice of dissent or purported exercise by any Primero Shareholder of Dissent Rights received by Primero in relation to the Arrangement and any withdrawal of Dissent Rights received by Primero and any written communications sent by or on behalf of Primero to any Primero Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement;

(e)

Primero shall not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of First Majestic, acting reasonably; and

(f)	Primero shall provide notice to First Majestic of the Primero Shareholder Meeting and shall allow Representatives of First Majestic to attend the Primero Shareholder Meeting.

2.4	Shareholder Circular.

(a)

As promptly as reasonably practicable following execution of this Agreement, Primero shall prepare the Shareholder Circular together with any other documents required by applicable Laws in connection with the Primero Shareholder Meeting.

(b)

As promptly as reasonably practicable following issuance of the Interim Order, and in any event prior to the close of business on the Mailing Deadline, Primero shall cause the Shareholder Circular to be sent to the Primero Shareholders and filed as required by the Interim Order and applicable Laws.

(c)

If Primero provides notice to First Majestic regarding an Acquisition Proposal pursuant to this Agreement prior to the mailing of the Shareholder Circular, then unless the Parties agree otherwise, the Mailing Deadline will be extended by a period of time equal to the number of days from the date on which Primero first provides notice of such Acquisition Proposal to First Majestic until the earlier of:

(i)	written notification from Primero to First Majestic that the Primero Board has determined that the Acquisition Proposal is not a Superior Proposal; or

(ii)	the date on which Primero and First Majestic enter into an amended agreement pursuant to Section 4.4 which results in the Acquisition Proposal in question not being a Superior Proposal.

If the Mailing Deadline is so extended, the Meeting Deadline and the Outside Date shall be extended by the same number of days as the Mailing Deadline has been extended.

(d)

Primero shall ensure that the Shareholder Circular is complete and accurate in all material respects, complies in all material respects with all applicable Laws and shall contain sufficient detail to permit the Primero Shareholders to form a reasoned judgment concerning the matters to be placed before them at the Primero Shareholder Meeting. Without limiting the generality of the foregoing, Primero shall ensure that the Shareholder Circular does not contain any misrepresentation (other than with respect to any information relating to and provided by First Majestic or its subsidiaries). First Majestic acknowledges that it shall be solely responsible for the completeness, accuracy or sufficiency of any information relating to First Majestic or its subsidiaries included in the Shareholder Circular and that Primero shall not be responsible for ensuring the completeness, accuracy or sufficiency of such information.

(e)	Without limiting the generality of the foregoing, Primero shall disclose in the Shareholder Circular:

(i)

that the Primero Board has received the Primero Fairness Opinion and that, subject to the scope of review, assumptions and limitations set out in such opinion, the Consideration is fair from a financial point of view to the Primero Shareholders (other than First Majestic and its affiliates);

(ii)	the complete text of the Primero Fairness Opinion; and

(iii)

that the Primero Board has determined, after receiving financial and legal advice, that the Arrangement is fair to the Primero Shareholders (other than First Majestic and its affiliates) and in the best interests of Primero.

(f)

Subject to the terms of this Agreement (i) Primero shall solicit proxies in favour of the Arrangement Resolution and against any resolution submitted by a Primero Shareholder, including, if so requested by First Majestic and at First Majestics expense, using the services of dealers and proxy solicitation services selected by First Majestic and permitting First Majestic to otherwise assist Primero in such solicitation, and take all other actions that are reasonably necessary or desirable to seek the approval of the Arrangement Resolution by the Primero Shareholders; (ii) the Primero Board shall recommend to the Primero Shareholders that they vote in favour of the Arrangement Resolution and shall include in the Shareholder Circular a statement to such effect; and (iii) Primero shall include in the Shareholder Circular a statement that each director and executive officer of Primero intends to vote all of such Persons Primero Shares in favour of the Arrangement Resolution, subject to the other terms of this Agreement.

(g)

First Majestic shall provide to Primero all information regarding First Majestic and its affiliates and the First Majestic Shares as may be required by Law to be included in the Shareholder Circular. First Majestic shall also obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Shareholder Circular and to the identification in the Shareholder Circular of each such advisor. First Majestic shall ensure that such information is complete and accurate in all material respects, complies in all material respects with applicable Laws and, without limiting the generality of the foregoing, does not include any misrepresentation concerning First Majestic, its affiliates or the First Majestic Shares.

(h)

First Majestic hereby indemnifies and saves harmless Primero, its subsidiaries and their respective Representatives from and against any and all liabilities, claims,demands, losses, costs, damages and expenses to which Primero, any subsidiary or any of their respective Representatives may be subject or may suffer as a result of, or arising from, any misrepresentation or alleged misrepresentation contained in any information included in the Shareholder Circular that was provided by First Majestic, including as a result of any order made, or any inquiry, investigation or proceeding instituted by any Securities Authority or other Governmental Entity based on any such misrepresentation or alleged misrepresentation.

(i)

First Majestic and its legal counsel shall be given a reasonable opportunity to review and comment on the Shareholder Circular prior to the Shareholder Circular being printed or filed with any Governmental Entity, and reasonable consideration shall be given to any comments made by First Majestic and its legal counsel; provided, however, that all information relating solely to First Majestic and its intention to rely on the Section 3(a)(10) Exemption, its affiliates and the First Majestic Shares included in the Shareholder Circular shall be in form and content satisfactory to First Majestic, acting reasonably.

(j)

Primero and First Majestic shall each promptly notify the other if, at any time before the Effective Date, either becomes aware that the Shareholder Circular contains a misrepresentation, or that an amendment or supplement to the Shareholder Circular is otherwise required, and Primero and First Majestic shall co-operate in the preparation of any amendment or supplement to the Shareholder Circular as required or appropriate. Primero shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Shareholder Circular to the Primero Shareholders and, if required by the Court or applicable Laws, file the same with the Securities Authorities, the SEC and any other Governmental Entity as required and, in such circumstances, the date of the Primero Shareholder Meeting shall be postponed if and to the extent required by applicable Laws (and the Meeting Deadline shall, if necessary, be postponed to such date).

2.5	Final Order.

If (a) the Interim Order is obtained, and (b) the Arrangement Resolution is passed at the Primero Shareholder Meeting as provided for in the Interim Order and as required by applicable Laws, then, subject to the terms of this Agreement, Primero shall diligently pursue and take all steps necessary or desirable to have the hearing before the Court of the application for the Final Order pursuant to the Business Corporations Act held as soon as reasonably practicable and, in any event, within three Business Days following the approval of the Arrangement Resolution at the Primero Shareholder Meeting.

2.6	Court Proceedings.

Subject to the terms of this Agreement, First Majestic will cooperate with and assist Primero in seeking the Interim Order and the Final Order, including by providing Primero on a timely basis any information required to be supplied by First Majestic in connection therewith. Primero will provide legal counsel to First Majestic with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and will give reasonable consideration to all such comments. Subject to applicable Laws, Primero will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.6 or with First Majestics prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that nothing herein shall require First Majestic to agree or consent to any increase in consideration or other modification or amendment to such filed or served materials that expands or increases First Majestics obligations set forth in any such filed or served materials or under this Agreement or the Arrangement. Primero shall also provide to First Majestics legal counsel on a timely basis copies of any notice of appearance or other Court documents served on Primero in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by Primero indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. Primero will ensure that all materials filed with the Court in connection with the Arrangement are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. In addition, Primero will not object to legal counsel to First Majestic making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate; provided, however, that Primero is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. Primero will also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, Primero is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, First Majestic.

2.7	Lists of Securityholders.

At the reasonable request of First Majestic from time to time, Primero shall provide First Majestic with lists (in both written and electronic form) of (a) the names and addresses of all registered Primero Shareholders, together with their respective holdings of Primero Shares, (b) the names and addresses and holdings of all Persons having rights issued by Primero to acquire Primero Shares (including holders of Primero Convertible Securities), (c) the names of all participants and book based nominee registrants such as CDS & Co., CEDE & Co. and DTC, together with their respective holdings of Primero Shares and Primero Debentures, and (d) the names of all non-objecting beneficial owners of Primero Shares and Primero Debentures, together with their addresses and respective holdings of Primero Shares and Primero Debentures. Primero shall from time to time require that its registrar and transfer agent furnish First Majestic with such additional information, including updated or additional lists of Primero Shareholders and holders of Primero Convertible Securities and lists of holdings and other assistance as First Majestic may reasonably request, solely for the purpose of communicating with respect to the Arrangement with the Primero Shareholders and holders of Primero Convertible Securities.

2.8	Announcement and Shareholder Communications.

First Majestic and Primero shall each publicly announce the transactions contemplated hereby promptly following the execution of this Agreement, the text and timing of each Partys announcement to be approved by the other Party in advance, acting reasonably. First Majestic and Primero agree to co-operate in the preparation of presentations, if any, to the Primero Shareholders and Primero Debentureholders regarding the transactions contemplated by this Agreement and no Party shall issue any press release or otherwise make public announcements with respect to this Agreement, the Arrangement or any Acquisition Proposal without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), provided, however, that the foregoing shall be subject to each Partys overriding obligation to make any disclosure required under applicable Laws, and the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Party and a reasonable opportunity to review or comment on the disclosure, and if prior notice is not possible, to give such notice immediately following the making of such disclosure.

2.9	Payment of Consideration.

Following receipt by Primero of the Final Order, First Majestic will deposit in escrow with the Depositary sufficient First Majestic Shares to satisfy the aggregate Consideration payable by First Majestic pursuant to the Plan of Arrangement (other than payment to any Primero Shareholder exercising Dissent Rights and who has not withdrawn its notice of objection).

2.10	United States Securities Law Matters.

The Parties agree that the Arrangement will be carried out with the intention that, assuming the Final Order is granted by the Court, all Consideration Shares and Replacement Options issued under the Arrangement to the holders of Primero Shares and Primero Options, as the case may be, will be issued by First Majestic in reliance on the Section 3(a)(10) Exemption.

2.11	Effective Date Matters.

The Effective Date shall be the date the Final Order is deposited at the registered office of Primero, which shall be (a) the date that is the earlier of: (i) the date that is three Business Days after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article 5 (other than the delivery of items to be delivered on the Effective Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until immediately prior to the Effective Date); and (ii) the date that is the day prior to the Outside Date; provided that the conditions set forth in Article 5 have been satisfied or waived as of such date; or (b) such date as mutually agreed in writing by the Parties. Subject to the satisfaction or waiver (subject to applicable Laws) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Time, but subject to the satisfaction or, where permitted, waiver of those conditions as of the Effective Time) set forth in Article 5, the Arrangement will, from and after the Effective Time, have all of the effects provided under applicable Laws.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Except as disclosed in the Primero Disclosure Letter or the Primero Informa

3.1	Representations and Warranties of Primero.

tion Record as of the date hereof, Primero hereby represents and warrants to, and in favour of, First Majestic as follows and acknowledges that First Majestic is relying on such representations and warranties in connection with the transactions herein contemplated:

3.1.1

Incorporation and Organization. Primero and each of the Primero Subsidiaries is a corporation duly incorporated under the laws of its respective jurisdiction of incorporation, is validly subsisting, has full corporate and legal power and authority to own, lease and operate the properties currently owned, leased and operated by it and to conduct its business as currently conducted and is in good standing with respect to the filing of annual returns or the equivalent. Primero and each of the Primero Subsidiaries is duly qualified or licensed to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned, leased or operated or the nature of the business conducted by it would make such qualification or licensing necessary. True and complete copies of the constating documents of Primero have been provided to First Majestic and no amendments to such constating documents have been authorized which have not been provided to First Majestic.

3.1.2	Capitalization.

(a)

The authorized capital of Primero consists of an unlimited number of Primero Shares and an unlimited number of preferred shares, of which, as of the date hereof, 193,045,822 Primero Shares are issued and outstanding and no preferred shares are issued and outstanding. As of the date hereof, there were outstanding: (i) 6,811,316 Primero Options; (ii) 11,011,250 Primero Warrants; (iii) 5,257,248 Primero PSUs; and (iv) 315,790 Primero DSUs. All outstanding Primero Shares have been duly authorized and are validly issued, are fully paid and non-assessable and were issued in compliance with the constating documents of Primero and all applicable Laws. There are, and have been, no preemptive rights relating to the allotment or issuance of any of the issued and outstanding Primero Shares. As of the date hereof, no Person other than First Majestic under this Agreement, or holders of any Primero Convertible Securities, have any other agreement, option, commitment, arrangement, or any other right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment (including any such right or privilege under convertible securities, warrants or convertible obligations of any nature) for the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares or any other securities of Primero.

(b)	Primero has not, since December 31, 2014, declared or paid any dividends or made any other distributions (in either case, in stock or property) on any of its shares.

3.1.3	Authority and No Violation.

(a)

Primero has all requisite corporate power and authority to enter into this Agreement and the documents required to be executed by it in connection with the transactions contemplated herein, to perform its obligations hereunder and, subject to obtaining the Primero Shareholder Approval, the Interim Order and the Final Order as contemplated by Article 2, to consummate the Arrangement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and such other documents by Primero and the consummation by Primero of the transactions contemplated by this Agreement (including the Arrangement) and such other documents have been duly authorized by the Primero Board and no other corporate proceedings on the part of Primero or any Primero Subsidiary are necessary to authorize this Agreement or the transactions contemplated hereby, other than with respect to the completion of the Arrangement, the approval of the Arrangement Resolution by the Primero Shareholders and such other corporate proceedings of Primero as may be required by the Interim Order.

(b)

This Agreement has been duly executed and delivered by Primero and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors rights generally, and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction. All documents required to be executed by Primero in connection with the transactions contemplated herein will be duly executed and delivered by Primero and, when so executed and delivered, will constitute a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors rights generally, and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(c)

The approval of this Agreement and the other documents required to be executed by Primero in connection with the transactions contemplated herein, the execution and delivery by Primero of this Agreement and such other documents, and the performance by Primero of its obligations hereunder and the completion of the Arrangement and the transactions contemplated thereby, will not:

(i)

conflict with, result in a violation or breach of, constitute a default or require any consent (other than such as has already been obtained), to be obtained under, or give rise to any termination rights or payment obligation under, any provision of:

(A)	its notice of articles or articles or any other agreement or understanding with any party holding an ownership interest in Primero;

(B)	any resolutions of the Primero Board (or any committee thereof) or shareholders;

(C)	any applicable Laws, subject to obtaining the Antitrust Clearance and any required approval of the TSX to the transactions contemplated herein; or

(D)

subject to obtaining any consent, approval, permit or acknowledgement which may be required thereunder in connection with the completion of the transactions herein contemplated, details of which are set forth in Schedule 3.1.3 of the Primero Disclosure Letter, any Primero Material Agreement;

(ii)

except as would not, individually or in the aggregate, have a Material Adverse Effect on Primero, result in the imposition of any Encumbrance upon any of its assets or the assets of any of the Primero Subsidiaries, or restrict, hinder, impair or limit its ability to carry on its business as and where it is now being carried on or as and where it may be carried on in the future.

(d)

No consent, approval, order, registration, notice, declaration or filing with, any Governmental Entity is required to be obtained by Primero or any Primero Subsidiary in connection with the execution and delivery of this Agreement or any of the other documents contemplated hereby, or the consummation by Primero of the transactions contemplated hereby or thereby, other than:

(i)	any approvals required by the Interim Order;

(ii)	the Final Order;

(iii)	the Antitrust Clearance;

(iv)	any required approval of the TSX to the transactions contemplated herein; and

(v)

any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which are purely of an administrative nature and which could be completed or obtained without Material Adverse Effect on Primero or the Business immediately after the Effective Date or which, if not obtained, would not in the aggregate have a Material Adverse Effect on Primero.

3.1.4

Ownership of Primero Subsidiaries. Other than (a) one share in the capital of each of PEM, Primero Compaia Minera, S.A. de C.V., and Primero Servicios Mineros, S.A. de C.V., which is held by Martin Aguilar Villaseor as nominee in trust for Primero, and (b) 219,375 Class I-F Series “A shares and 1,974,375 Class I-V Series “A shares in the capital of Primero Transportes Aereos, S.A. de C.V. which are held by Cuauhtemoc Federico Simental Loera as nominee in trust for Primero, either Primero or one or more of the Primero Subsidiaries is the sole beneficial and registered owner of all of the issued and outstanding shares in the capital of each of the Primero Subsidiaries with good and marketable title thereto,free and clear of all Encumbrances other than Permitted Encumbrances. No Person has any other agreement, option, commitment, arrangement, or any other right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment (including any such right or privilege under convertible securities, warrants or convertible obligations of any nature) for the purchase, subscription, allotment or issuance of, or conversion into, any of the issued or unissued shares or any other securities of any Primero Subsidiary. Other than the Primero Subsidiaries, Primero does not have any subsidiaries.

3.1.5

No Other Shares. Other than the shares which Primero owns in the Primero Subsidiaries or which any Primero Subsidiary owns in another Primero Subsidiary and as disclosed in the Financial Statements, neither Primero nor any of the Primero Subsidiaries owns, beneficially, any shares in the capital of any corporation, and neither Primero nor any of the Primero Subsidiaries holds any securities or obligations of any kind convertible into or exchangeable for shares in the capital of any corporation. Neither Primero nor any of the Primero Subsidiaries is a party to any agreement to acquire any shares in the capital of any corporation.

3.1.6	Reporting Issuer; Public Documents.

(a)	Primero is a reporting issuer in all of the provinces of Canada and is not on the list of reporting issuers in default under applicable securities Laws.

(b)

Primero (i) is a “foreign private issuer as defined in Rule 405 under the U.S. Securities Act, and (ii) is not registered or required to register as an investment company under the U.S. Investment Company Act.

(c)

The Primero Shares are registered pursuant to Section 12(g) of the U.S. Exchange Act, Primero is subject to the reporting requirements of Section 13(a) or 15(d) of the U.S. Exchange Act and Primero is not in default in any material respect with its obligations under the U.S. Exchange Act. Since January 1, 2016, Primero has furnished or filed under the U.S. Exchange Act all documents and other information required to be so furnished or filed by Primero.

(d)	The Primero Shares are listed and posted for trading on the TSX and are not listed on any other market. Primero is in compliance in all material respects with the rules and policies of the TSX.

(e)

Primero is not subject to any cease trade or other order of the TSX or any Securities Authority, and, to the knowledge of Primero, no inquiry, review or investigation (formal or informal) or other proceedings involving Primero that may operate to prevent or restrict trading of any securities of Primero are currently in progress or pending before the TSX or any Securities Authority.

(f)

Primero has filed all documents required to be filed by it in accordance with applicable securities Laws and the rules and policies of the TSX. The Primero Information Record includes a true and complete copy of all forms, reports, statements, certifications, and other documents required to be filed by Primero. Such forms, reports, statements, certifications, and other documents, at the time filed or, if amended, as of the date of such amendment: (i) did not contain any misrepresentation; and (ii) complied in all material respects with the requirements of applicable Securities Laws except where such non-compliance has not had or would not reasonably be expected to have a Material Adverse Effect on Primero. Primero has not filed any confidential material change or other report or other document with any Securities Authorities, the TSX or other self-regulatory authority which at the date hereof remains confidential. None of the Primero Subsidiaries are required to file any reports or other documents with any of the Securities Authorities or the TSX.

(g)

There is and has been no failure on the part of Primero or any of its directors or officers, in their capacities as such, to comply with any provision of the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith, including, without limitation, Section 402 thereof related to loans and Sections 302 and 906 thereof related to certifications.

3.1.7	Financial Matters.

(a)

The Financial Statements of Primero have been, and all financial statements of Primero which are publicly disseminated by Primero in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with IFRS, applied on a basis consistent with prior periods and all applicable Laws and present fairly or will present fairly, in all material respects:

(i)

all the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of Primero and the Primero Subsidiaries, on a consolidated basis as at the respective dates thereof; and

(ii)	the revenues, earnings, results of operations and cash flows of Primero and the Primero Subsidiaries, on a consolidated basis for the respective periods covered thereby.

(b)	To the knowledge of Primero as of the date of this Agreement:

(i)

there are no material weaknesses in the design and implementation or maintenance of internal control over financial reporting of Primero that are reasonably likely to adversely affect the ability of Primero to record, process, summarize and report financial information;

(ii)	there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Primero; and

(iii)

Primeros system of internal control over financial reporting is sufficient to (i) maintain records in reasonable detail in order to accurately and fairly reflect the transactions and dispositions of the assets of Primero and the Primero Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with IFRS, and that receipts and expenditures of Primero and the Primero Subsidiaries are made only with the authorization of management and directors of Primero and the Primero Subsidiaries, as applicable; and (iii) provide reasonable assurance regarding the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Primero or the Primero Subsidiaries that could have a material effect of Primeros financial statements.

(c)

Since December 31, 2016, neither Primero nor any of the Primero Subsidiaries nor, to Primeros knowledge, any director, officer, employee, auditor, accountant or representative of Primero or any of the Primero Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting practices, procedures, methodologies or methods of Primero or any of the Primero Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that Primero or any of the Primero Subsidiaries has engaged in questionable accounting practices.

(d)

Primero has no knowledge of any material adjustments, potential liabilities or obligations, which individually or in the aggregate have not been reflected in its Annual Financial Statements, other than liabilities, indebtedness and obligations incurred by Primero and/or the Primero Subsidiaries in the ordinary course of business, or as contemplated in this Agreement.

(e)

Primero maintains a system of disclosure controls and procedures (as such term is defined in NI 52-109 to provide reasonable assurance that (i) material information relating to Primero is made known to Primeros management, including its chief financial officer and chief executive officer, particularly during the periods in which Primeros interim filings and annual filings (as such terms are defined in NI 52-109) are being prepared; and (ii) information required to be disclosed by Primero in its annual filings, interim filings or other reports filed or submitted by it under applicable securities Laws are recorded, processed, summarized and reported within the time periods specified in applicable securities Laws.

(f)

Primero maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the U.S. Exchange Act) to ensure that material information required to be disclosed by Primero in the reports that it files or submits under the U.S. Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SECs rules and forms and is accumulated and communicated to Primeros management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to Primeros auditors and the audit committee of the Primero Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Primeros internal controls over financial reporting.

(g)

Primero maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the U.S. Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Based upon the most recent evaluation by Primeros management, such internal control over financial reporting is effective, and since the date of such evaluation nothing has come to the attention of Primero to lead it to believe that such internal control over financial reporting is no longer effective. Primero maintains internal controls over financial reporting (as such term is defined in NI 52-109). To the knowledge of Primero, such internal controls over financial reporting are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(h)

Since December 31, 2016, there has been no change in Primeros internal control over financial reporting that has materially affected or is reasonably likely to materially affect, Primeros internal control over financial reporting.

(i)

Schedule 3.1.7 of the Primero Disclosure Letter sets forth a complete and accurate list of all intercompany indebtedness between and among Primero and the Primero Subsidiaries. Copies of all agreements evidencing such indebtedness have been provided to First Majestic or its Representatives. There are no outstanding loans made by Primero to any director or officer of Primero.

3.1.8	Business Carried on in Ordinary Course. The Business has been carried on in the ordinary course since December 31, 2016 and since such date:

(a)

there has not been any event, occurrence, development or state of circumstances or facts which has had or is reasonably likely to give rise to a Material Adverse Effect with respect to Primero that has not been disclosed in the Financial Statements;

(b)	there has not been any material write down by Primero of any assets of Primero except as disclosed in the Financial Statements;

(c)

Primero has not suffered any material casualty and there has been no damage, destruction or loss of any material tangible assets, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on Primero;

(d)

there has not been any redemption, repurchase or other acquisition of Primero Shares by Primero, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Primero Shares;

(e)

there has not been a material change in the level of accounts receivable or payable, inventories or employees, other than those changes in the ordinary course of business consistent with past practice;

(f)

neither Primero nor any Primero Subsidiary has acquired or sold, pledged, leased, encumbered or otherwise disposed of any material property or assets, except (i) pursuant to the Black Fox Sale and the Cerro del Gallo Sale, or (ii) incurred or committed to incur any capital expenditure in excess of $250,000, as of the date hereof, or (iii) substantially in compliance with the Primero Budget;

(g)

except pursuant to the Black Fox Sale and the Cerro del Gallo Sale, there has not been any acquisition or sale, lease, license, expiry or other disposition by Primero or any of the Primero Subsidiaries of any material interest in any Mineral Rights;

(h)	there has not been any satisfaction or settlement of any material claim, liability or obligation of Primero;

(i)	neither Primero nor any Primero Subsidiary has made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent liabilities or otherwise);

(j)

there has been no waiver by Primero or any Primero Subsidiary or agreement to waive, any right of substantial value and neither Primero nor any Primero Subsidiary has entered into any commitment or transaction not in the ordinary course of business where such right, commitment or transaction is or would be material in relation to Primero or the Business; and

(k)	neither Primero nor any Primero Subsidiary has agreed, announced, resolved or committed to do any of the foregoing.

3.1.9

Partnerships or Joint Ventures. Neither Primero nor any Primero Subsidiary is a partner or participant in any partnership, joint venture, profit-sharing arrangement or other business combination of any kind and is not party to any agreement under which it agrees to carry on any part of its Business or any other activity in such manner or by which it agrees to share any revenue or profit with any other Person.

3.1.10	Marketing of Production.

(a)

Except pursuant to sales under the External Stream Agreement, since (and including) December 31, 2016, all sales of silver and other mineral products by Primero or any of the Primero Subsidiaries have been made on (and only on) the following basis:

(i)	all such sales were spot sales to arms length third party purchasers;

(ii)	all such sales require or required payment by purchasers in United States dollars no later than 30 days from the date of delivery;

(iii)	all such sales otherwise were on terms based on, and consistent with, good international industry practice; and

(iv)

Primero and the Primero Subsidiaries have received or are entitled to receive the full sale price from the third party purchasers of such mineral products without any payment to or deduction in favour of any Person, and no purchaser has defaulted in any payment due in respect of any such sales;

and since (and including) December 31, 2016, other than the External Stream Agreement, none of Primero or any of the Primero Subsidiaries is or was a party to or bound by, or incurred an obligation or liability under or in respect of, any agreement or arrangement that is in substance an interest rate, currency or commodity swap or any other rate fixing agreement for a financial transaction or any call arrangement of any sort or any forward sale agreement for commodities or any other commodities hedging or speculation arrangement or off take or royalty agreement with respect to any commodities extracted from the Primero Mineral Rights.

(b)

None of Primero or any of the Primero Subsidiaries is obligated under any prepayment contract or other prepayment arrangement other than the External Stream Agreement to deliver mineral products at some future time without then receiving full payment therefor.

3.1.11

Minute Books and Corporate Records. Other than minutes that are being prepared in the ordinary course or in connection with the transactions contemplated herein, the minute and record books of Primero and each of the Primero Subsidiaries contain complete and accurate minutes in all material respects of all meetings of, and copies of all resolutions passed by, or consented to in writing by, its directors (and any committees thereof) and shareholders since its incorporation, all such meetings were duly called and held and all such resolutions were duly passed or enacted. Neither Primero nor any Primero Subsidiary is a party to or bound by or subject to any shareholder agreement or unanimous shareholder agreement governing its affairs or the relationships, rights and duties of shareholders and is not subject to a shareholder rights plan or “poison pill or similar plan.

3.1.12

Accuracy of Books and Records. The financial books and records of Primero and each of the Primero Subsidiaries fairly and correctly set out and disclose in all material respects, in accordance with IFRS, if required, its financial position as at the date hereof and all material financial transactions have been accurately recorded in such books and records on a consistent basis and in conformity with IFRS, if required. All material records, systems, controls, data or information (including any digital, electronic, mechanical, photographic or other technological process or device whether computerized or not) required to operate the Business are in the full possession and control of and are owned exclusively by Primero or the Primero Subsidiaries.

3.1.13	Guarantees. Neither Primero nor any Primero Subsidiary is a party to or bound by or subject to any Guarantee of the indebtedness of any other Person.

3.1.14	Interested Persons.

(a)

To the knowledge of Primero and any Primero Subsidiary, since December 31, 2016, no payment has been made or authorized by Primero or any Primero Subsidiary to or for the benefit of any Person who was at the applicable time an Interested Person, except Employee Benefits, management or other fees payable in the ordinary course of business and at the regular rates or as reimbursement of expenses incurred on behalf of Primero or any Primero Subsidiary.

(b)

To the knowledge of Primero and any Primero Subsidiary, neither Primero nor any Primero Subsidiary is a party to or bound by or subject to any agreement, contract or commitment with any Interested Person, except for contracts relating to employment or severance or contracts of service with independent contractors.

(c)

Neither Primero nor any Primero Subsidiary has any loan or indebtedness outstanding (except for obligations incurred in the ordinary course of business with respect to wages, salary, bonuses or other employment compensation, vacation pay, Employee Benefits, management or other fees and the reimbursement of expenses incurred on behalf of Primero or such Primero Subsidiary) to any Interested Person.

(d)

To the knowledge of Primero and any Primero Subsidiary, no Interested Person owns, directly or indirectly, in whole or in part, any property used in the operation of the Business as heretofore carried on.

(e)

To the knowledge of Primero, no Interested Person has any cause of action or other claim whatsoever against, or owes any amount to, Primero or any Primero Subsidiary, except for (i) any claims in the ordinary course of business such as claims for salary, accrued vacation pay and accrued Employee Benefits, and (ii) claims for retention payments owing in respect of the transactions contemplated herein, details of which are listed in Schedule 3.1.15 of the Primero Disclosure Letter.

3.1.15

Real Property. Except for the property set forth in Schedule 3.1.15 of the Primero Disclosure Letter (the “Primero Real Property) and except for the Leases, neither Primero nor any Primero Subsidiary owns, has any freehold interest in, or is a party to or bound by or subject to any agreement, contract, commitment, or option to purchase, any freehold interest in real or immovable property. Title to the Primero Real Property is good and marketable, free and clear of all Encumbrances (other than Permitted Encumbrances). To the knowledge of Primero, the operation and maintenance by Primero and the Primero Subsidiaries of the Primero Real Property is in material compliance with any restrictive covenants registered or recorded against title to the Primero Real Property and does not materially encroach on any property owned by others. To the extent payable by Primero or any Primero Subsidiary, all payments have been made in respect of (i) local, state and/or federal taxes with respect to the Primero Real Property; and (ii) the use of water and electricity with respect to the Primero Real Property, in each case, to the extent due and owing.

3.1.16	Mineral Rights.

(a)

All of Primeros and the Primero Subsidiaries Mineral Rights (collectively, the “Primero Mineral Rights), are set out in Schedule 3.1.16 of the Primero Disclosure Letter. Other than the Primero Mineral Rights set out in the Primero Disclosure Letter, none of Primero and the Primero Subsidiaries, owns or has any interest in any Mineral Rights.

(b)

Primero and the Primero Subsidiaries are collectively the sole legal and beneficial owner of all right, title and interest to the Primero Mineral Rights, free and clear of any Encumbrances other than Permitted Encumbrances.

(c)

Primero and each of the Primero Subsidiaries has conducted and is conducting its respective Business and has operated and maintained the Primero Mineral Rights in accordance with good mining industry practices and in compliance with applicable Laws.

(d)	All of the Primero Mineral Rights are valid and subsisting and, to the knowledge of the Primero, have been properly located and recorded in material compliance with applicable Laws.

(e)

The Primero Mineral Rights are in good standing under applicable Laws and, to the knowledge of Primero, all work required to be performed and filed in respect thereof as of the date hereof has been performed and filed, all Taxes, royalties, rentals, fees, expenditures and other payments in respect thereof that are due and owing prior to the date hereof have been paid, including in respect of royalty obligations in favour of Governmental Authorities or incurred and all filings in respect thereof that were required to be made prior to the date hereof have been made.

(f)

Neither Primero nor any of the Primero Subsidiaries has elected or refused to participate in any exploration, development or other operations with respect to the Primero Real Property or the Primero Mineral Rights which has or may give rise to any penalties, forfeitures or reduction of its interest by virtue of any conversion or other alteration occurring under the title and operating documents which govern the Primero Mineral Rights.

(g)

Primero has not received written notice of and is not otherwise aware of any material adverse claim against or challenge to the title to or ownership of the Primero Real Property or the Primero Mineral Rights. To the knowledge of Primero, there are no defects, failures or impairments in the title of Primero or the Primero Subsidiaries to any of the Primero Real Property or the Primero Mineral Rights whether or not an action, suit, proceeding or inquiry is pending or threatened and whether or not discovered by any third party, which in aggregate could have a Material Adverse Effect in respect of Primero.

(h)

There are no back-in rights, earn-in rights, farm-in rights, streaming arrangements, purchase options, rights of first refusal or similar provisions or rights or any agency marketing fees, volume or production based payments or any other arrangements or payments (actual or contingent) which would affect or entitle any Person to receive any payment in connection with Primeros or any of the Primero Subsidiaries interest in the Primero Real Property or any of the Primero Mineral Rights or the production or sale of minerals therefrom.

(i)

There are no material restrictions on the ability of Primero or any of the Primero Subsidiaries to use, transfer or exploit the Primero Real Property or any of the Primero Mineral Rights, except pursuant to applicable Laws or as set out in any of the Permitted Encumbrances.

(j)

Primero and each of the Primero Subsidiaries has, in all material respects, duly and timely satisfied all of the material obligations required to be satisfied, performed and observed by it under, and there exists no material default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default by Primero or any Primero Subsidiary under, any material agreement pertaining to the Primero Mineral Rights or the Primero Real Property.

(k)

Subject to the rights, covenants, conditions and stipulations in the title documents or any other material agreement pertaining to the Primero Mineral Rights, Primero and each of the Primero Subsidiaries may enter into and upon, hold and enjoy its Primero Mineral Rights for the remainder of their respective terms and all renewals or extensions thereof for its own use and benefit without any lawful interruption of or by any other Person.

(l)

Primero and the Primero Subsidiaries own, or are entitled to use, all surface rights (including fee simple estates, leases, easements, rights of way and permits or licenses from landowners, Ejidos or Governmental Entities permitting the use of land by Primero and the Primero Subsidiaries, or other interests) that are required to exploit the development potential of the Primero Mineral Rights based on current operations, and there are no federally protected ecological areas or any sacred, indigenous or religious bans or limitations affecting such rights which would materially and adversely impair Primero or the Primero Subsidiaries use of such rights in connection with the Business as currently conducted.

(m)

Neither Primero nor any of the Primero Subsidiaries has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of Primero or a Primero Subsidiary in any of the Primero Mineral Rights.

(n)

All mines located in or on the lands of Primero or any of the Primero Subsidiaries, or lands pooled or unitized therewith, which have been abandoned by Primero or any of the Primero Subsidiaries, have been abandoned in accordance with good mining practices and in material compliance with all applicable Laws, and all future abandonment, remediation and reclamation obligations known to Primero as of the date hereof have been accurately set forth in the Primero Information Record without omission of information necessary to make the disclosure not misleading.

(o)

Primero has provided First Majestic with access to full and complete copies of all material exploration information and data within its possession or control including, without limitation, all geological, geophysical and geochemical information and data (including all drill, sample and assay results and all maps) and all technical reports, feasibility studies and other similar reports and studies concerning the Primero Real Property or the Primero Mineral Rights, and Primero and the Primero Subsidiaries have the sole right, title and ownership of all such information, data, reports and studies.

3.1.17	Technical Reports; Mineral Reserves and Resources.

(a)	The San Dimas Mine (as described in the Primero Information Record) is the only material property of Primero for the purposes of NI 43-101.

(b)

The technical report prepared for Primero entitled “San Dimas Property, San Dimas District, Durango and Sinaloa States Mexico Technical Report dated April 18, 2014 (the “Primero Technical Report) was prepared in all material respects in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices and applicable Laws, including the requirements of NI 43-101 at the time of filing thereof and reasonably presented the quantity of mineral reserves and resources attributable to the properties evaluated therein as at the date stated therein based upon information available at the time the reports were prepared. Primero does not have knowledge of a material adverse change in any production, cost, price, reserves or resources from the amounts set forth in the Primero Information Record.

(c)

Primero made available to the author of the Primero Technical Report, prior to the issuance thereof, for the purpose of preparing such report, all information requested by the author, and none of such information contained any misrepresentation at the time such information was so provided.

(d)	All of the material assumptions underlying the reserve and resource estimates in the Primero Technical Report at the time of filing thereof were reasonable and appropriate.

(e)

Primero is in compliance in all material respects with the provisions of NI 43-101, has filed all technical reports required thereby, and there has been no material change of which Primero is aware that would change the amount of any mineral reserves and resources set out in the Primero Disclosure Record, other than depletion due to mining in the ordinary course. All information regarding the Primero Mineral Rights, including all drill results, technical reports and studies, that is required to be disclosed in accordance with applicable Laws, has been accurately and completely disclosed in the Primero Information Record on or before the date hereof.

(f)

Although Primero does not have knowledge of a material adverse change in any production, cost, price, reserves, resources or other relevant information, Primero has provided a summary of its 2017 ordinary course activities associated with mineral reserves and mineral resources in the Primero Datasite Information.

3.1.18	Employment and Employee Benefit Matters.

(a)

As at December 31, 2017, Primero and the Primero Subsidiaries had an aggregate of 1305 full time and part time employees, and an aggregate of 410 independent contractors or other non-employees who supply their services under personal services contracts (whether written or oral). The position of each executive officer of Primero and each other Person who receives, directly or indirectly, in excess of $150,000 in annual compensation from Primero or any Primero Subsidiary is set forth and described in Schedule 3.1.18 of the Primero Disclosure Letter.

(b)

Neither Primero nor any Primero Subsidiary has any obligation to amend any Employee Benefit and no amendments will be made or promised prior to the Effective Date, except as required by applicable Laws.

(c)	All obligations of Primero and the Primero Subsidiaries as of December 31, 2016 with respect to Employee Benefits are reflected in and have been fully accrued in the Financial Statements of Primero.

(d)

Neither Primero nor any Primero Subsidiary is a party to or bound by or subject to any collective bargaining agreement or other similar arrangement with any labour union or employee association nor has it made any commitment to or conducted any negotiation or discussion with any labour union or employee association with respect to any future agreement or arrangement and, to the knowledge of Primero, there is no current application for certification or other attempt to organize or establish any labour union or employee association with respect to employees of Primero or any Primero Subsidiary.

(e)

Primero and each of the Primero Subsidiaries has, in all material respects, complied with, and operated its Business in accordance with, all applicable Laws relating to employment and labour matters, including employment and labour standards, occupational health and safety, employment equity, pay equity,workers compensation, human rights and labour relations matters except for such non-compliance which individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect with respect to Primero.

(f)

Neither Primero nor any of the Primero Subsidiaries is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of Primero, threatened, or any litigation actual, or to the knowledge of Primero, threatened, relating to employment or termination of employment of employees or independent contractors, except for such claims or litigation which individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect with respect to Primero. To the knowledge of Primero, no labour strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting Primero or any of the Primero Subsidiaries.

(g)

No Person will, as a result of the transactions contemplated hereby, become entitled to (A) any retirement, severance, bonus or other such payment, (B) the acceleration of the vesting or time to exercise of any outstanding Primero Convertible Securities or other Employee Benefits, (C) the forgiveness or postponement of payment of any indebtedness owing to Primero or any Primero Subsidiary, or (D) receive any additional payments or compensation under or in respect of any Employee Benefits.

(h)

All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, Canada Pension Plan, accrued wages, salaries and commissions and other Employee Benefits have been reflected in the books and records of Primero and the Primero Subsidiaries.

(i)

All material obligations and payments of Primero and each of the Primero Subsidiaries before a Governmental Entity including the Instituto Mexicano del Seguro Social (IMSS), Instituto del Fondo Nacional de la Vivienda para los Trabajadores (INFONAVIT) and Comisin Nacional del Sistema de Ahorro para el Retiro (CONSAR) are paid and up to date.

3.1.19

Pension and Retirement Plans. Neither Primero nor any Primero Subsidiary sponsors or participates in any Employee Benefit plan that is a pension or retirement plan, whether a money purchase plan or a defined benefit plan or otherwise.

3.1.20

Debt Instruments. Except for the Primero Debentures, neither Primero nor any Primero Subsidiary is bound by or subject to any Debt Instrument or any agreement, contract or commitment to create, assume or issue any Debt Instrument.

3.1.21	Leases and Leased Property.

(a)

Neither Primero nor any Primero Subsidiary is a party to or bound by or subject to nor has Primero or any Primero Subsidiary agreed or become bound to enter into, any real or personal property lease or sublease or other right of occupancy relating to real property, whether as lessor or lessee, except for the Leases described in Schedule 3.1.21 of the Primero Disclosure Letter, true and complete copies of which have been provided to First Majestic prior to the date hereof. Except as disclosed in the Leases, Primero or the Primero Subsidiaries, as applicable, occupies and has the exclusive right to occupy and use all immovable Leased Property and has the exclusive right to use all movable Leased Property.

(b)

Each of the Leases is valid and subsisting and in good standing, all rental and other payments required to be paid by Primero or any Primero Subsidiary as lessee or sublessee and due and payable pursuant to the Leases have been duly paid to date and neither Primero nor any Primero Subsidiary is otherwise in default in any material resect of its obligations under any of the Leases. No event exists which, but for the passing of time or the giving of notice, or both, would constitute a default by Primero or any Primero Subsidiary or, to the knowledge of Primero, any other party to any Lease and neither Primero nor any Primero Subsidiary has received written notice from any other party to the Lease claiming any default by Primero or a Primero Subsidiary that remains outstanding or taking any action purportedly based upon any such default.

3.1.22	Insurance.

(a)

Primero has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. Schedule 3.1.22 of the Primero Disclosure Letter sets out a complete and accurate list of all insurance policies (collectively, “Insurance Policies) held by Primero and the Primero Subsidiaries.

(b)

Each Insurance Policy is in full force and effect in accordance with its terms, no notice of cancellation or termination has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Primero has not received notice of any fact, condition or circumstance which, to its knowledge, might reasonably form the basis of any claim against Primero or any Primero Subsidiary which is not fully covered by insurance (subject to standard deductibles) maintained by it and which would reasonably be expected to have a Material Adverse Effect.

(c)

There is currently no outstanding claim under any Insurance Policy in excess of $25,000 and, to the knowledge of Primero, no fact, condition or circumstance currently exists which might reasonably form the basis of any claim in excess of $25,000.

(d)

All premiums payable prior to the date hereof under the Insurance Policies have been paid and neither Primero nor any of the Primero Subsidiaries has failed to make a claim thereunder on a timely basis. There has been no denial of a material claim and no material claim has been disputed by Primeros insurers in the past or present.

3.1.23	Material Agreements.

(a)

Schedule 3.1.23 of the Primero Disclosure Letter sets out a complete and accurate list of all Primero Material Agreements. True and complete copies of the Primero Material Agreements have been provided to First Majestic via the Primero Datasite Information.

(b)

Each Primero Material Agreement is legal, valid, binding and in full force and effect and is enforceable by Primero or a Primero Subsidiary, as applicable, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors rights generally, and to general principles of equity) and is the product of fair and arms length negotiations between each of the parties to such Primero Material Agreements.

(c)

To the knowledge of Primero, Primero and each Primero Subsidiary have performed in all material respects all respective obligations required to be performed by them to date under the Primero Material Agreements and neither Primero nor any of the Primero Subsidiaries is in breach or default under any Primero Material Agreement, nor does Primero have knowledge of any condition that, with the passage of time or the giving of notice or both, would result in such a breach or default which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(d)

Primero has not received any notice (whether written or oral), that any party to a Primero Material Agreement intends to cancel, terminate or otherwise modify or not renew its relationship with Primero or any Primero Subsidiary, and, to the knowledge of Primero, no such action has been threatened.

3.1.24

Relationships with Customers, Service Providers, Suppliers and Sales Representatives. Primero has not received any written (or to the knowledge of Primero oral) notice that any customer, service provider or supplier intends to cancel, terminate or otherwise modify or not renew its relationship with Primero or any Primero Subsidiary, and, to the knowledge of Primero, no such action has been threatened, which, in either case, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

3.1.25

Insolvency. Neither Primero nor any of the Primero Subsidiaries has sought protection under the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) or similar legislation.

3.1.26

Legal Proceedings. There are no claims, actions, suits, complaints, investigations or proceedings (whether private, governmental or otherwise, and whether or not purportedly on behalf of Primero or any Primero Subsidiary) in progress, pending, or to the knowledge of Primero, threatened, against or affecting Primero or any Primero Subsidiary (including actions, suits, investigations or proceedings against any directors, officers or employees of Primero or any Primero Subsidiary which relate to the Business, affairs, assets or operations of Primero ), at law or in equity, or before or by any Tribunal or Governmental Entity which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect. There is no judgment, decree, injunction, ruling, order or award of any Tribunal outstanding against or affecting Primero or any Primero Subsidiary.

3.1.27	Tax Matters.

(a)

Save for the requirement to file Tax Returns in respect of income taxes for the current taxation year (which return is not yet due), and any income Tax Return which is required to be filed as a result of or in connection with the transactions contemplated herein, Primero and each of the Primero Subsidiaries has duly filed in the prescribed manner and within the prescribed time all material Tax Returns required to be filed by it on or before the date hereof with any taxing or regulatory authority to which it is subject and each such material Tax Return was complete and accurate at the time filed.

(b)

Except as disclosed in its Annual Financial Statements, Primero and each of the Primero Subsidiaries has paid all Taxes and installments on account of Taxes that are due and payable by it, and any interest, penalties and fines in connection therewith, properly due and payable, and has paid all of same in connection with all known assessments, reassessments and adjustments.

(c)

Each of Primero and the Primero Subsidiaries has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including all goods and services, harmonized sales, value added, provincial and territorial taxes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it.

(d)

Except as disclosed in the Financial Statements, (i) there are no Taxes or fines in respect of Taxes claimed by any Governmental Entity against Primero or any Primero Subsidiary or which are known to Primero and may be due and owing by Primero or any Primero Subsidiary and, to the knowledge of Primero, (ii) there are no pending or threatened reassessments by any Governmental Entity in respect of Taxes owing by Primero or any Primero Subsidiary, and (iii) there are no matters of dispute or under discussion with any Governmental Entity relating to Taxes or fines in respect of Taxes asserted by such Governmental Entity against Primero or any Primero Subsidiary.

(e)

Except as disclosed in the Financial Statements, the Annual Financial Statements of Primero fully reflect accrued liabilities as at December 31, 2016 for all Taxes which were not yet then due and payable and for which Tax Returns were not yet then required to be filed.

(f)

There are no agreements, waivers or other arrangements made by Primero or any Primero Subsidiary providing for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by Primero or any Primero Subsidiary.

(g)

Primero and each of the Primero Subsidiaries has withheld the amount of all Taxes and other deductions required under any applicable Laws to be withheld from each payment made by it and has paid all amounts withheld which are due and payable before the date hereof to the relevant taxing or other authority within the time prescribed under any applicable Laws.

(h)

Primero has satisfied in all material respects all obligations to incur expenses, make required disbursements and renounce to any third party any Canadian exploration expense or Canadian development expense with respect to any flow- through shares of Primero issued in connection with a “flow-through financing of Primero.

(i)

There are no material Encumbrances for Taxes upon any properties or assets of Primero or any Primero Subsidiary (other than Encumbrances relating to Taxes not yet due and payable and for which adequate reserves have been recorded in the Annual Financial Statements of Primero.

(j)

For all transactions between Primero and the Primero Subsidiaries and any Person who is not resident in Canada for purposes of the ITA with whom Primero or the Primero Subsidiaries, as the case may be, was not dealing at arms length for purposes of the ITA, Primero or the Primero Subsidiary, as the case may be, has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the ITA (or comparable provisions of any other applicable legislation).

(k)

For the purposes of the ITA and any other relevant Tax purposes: (i) Primero is resident in Canada and is a taxable Canadian corporation; and (ii) each Primero Subsidiary is resident in the jurisdiction in which it was formed, and is not resident in any other country.

(l)

None of Sections 78 or 80 to 80.04 of the ITA (or comparable provisions of any other applicable legislation) have applied to Primero or a Primero Subsidiary, and there are no circumstances existing which could reasonably be expected to result in the application of Sections 78 or 80 to 80.04 of the ITA (or comparable provisions of any other applicable Laws) to Primero or a Primero Subsidiary.

(m)

Neither Primero nor any Primero Subsidiary is a party to or bound by any material Tax sharing agreement, Tax indemnity agreement, Tax allocation agreement or similar agreement. Neither Primero nor any Primero Subsidiary has any material liability for the Taxes of any other Person under any applicable Laws, as a transferee or successor, by contract or otherwise.

3.1.28

Compliance with Applicable Laws. Primero and each of the Primero Subsidiaries has conducted and is conducting its Business in compliance in all material respects with all applicable Laws, is not in material breach of any of such Laws except for non-compliance which individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect with respect to Primero and is duly licensed or registered in each jurisdiction in which it owns or leases its property and assets or carries on its Business, so as to enable its Business to be carried on as now conducted and its property and assets to be so owned or leased. Neither Primero nor any Primero Subsidiary has received notice of any violation of applicable Laws in any jurisdiction.

3.1.29	Licenses.

(a)

Schedule 3.1.29 of the Primero Disclosure Letter sets out a complete and accurate list of all material licenses, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or similar type) relating to the Business (the “Licenses), and there are no other material licenses, permits, approvals, consents, certificates, registrations, or authorizations, necessary to carry on its Business as presently carried on or to own or lease any of the property or the assets utilized by Primero or any Primero Subsidiary. Each License is valid and subsisting and in good standing and there is no default or breach of any License and, to the knowledge of Primero, no proceeding is pending or threatened to revoke or limit any License. No License is non-renewable or contains any burdensome term, provision, condition or limitation which has or could have a Material Adverse Effect on Primero or the Business.

(b)

Primero and each of the Primero Subsidiaries has complied in all material respects with applicable Laws in connection with obtaining each License. Neither Primero nor any Primero Subsidiary is subject to any form of material penalty in connection with, or arising from, non-compliance with such Licenses.

(c)

There are no claims pending or, to the knowledge of Primero, threatened, against Primero or any Primero Subsidiary affecting any License required for the Business that has resulted, or could result, in an adverse modification of any of the Licenses.

3.1.30

No Business Restrictions. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order, award or decree to which Primero or any Primero Subsidiary is party or which is otherwise binding upon Primero or any Primero Subsidiary which has or reasonably could be expected to have the effect of prohibiting or materially impairing any business practice of Primero or such Primero Subsidiary, any acquisition of property (tangible or intangible) by Primero or such Primero Subsidiary or the conduct of business by Primero or such Primero Subsidiary, as currently conducted.

3.1.31

Liabilities. There are no material liabilities of Primero or any Primero Subsidiary of any kind (whether accrued, absolute, contingent or otherwise and whether matured or unmatured) existing on the date hereof except for:

(a)	liabilities (including liabilities for unpaid Taxes) disclosed on, reflected in or provided for in the Financial Statements;

(b)	liabilities disclosed or referred to in this Agreement;

(c)

liabilities incurred in the ordinary course of business and attributable to the period since September 30, 2017, none of which, individually or in the aggregate, have a Material Adverse Effect on Primero; and

(d)	liabilities incurred in connection with this Agreement or the transactions contemplated in this Agreement.

3.1.32

Condition and Sufficiency of Assets. Primero and the Primero Subsidiaries collectively own or lease all of the property and assets used in or necessary for the conduct of the Business as it is currently being conducted with good and marketable title to all material property and assets which are owned by Primero or any Primero Subsidiary, free and clear of any and all Encumbrances (other than Permitted Encumbrances). Since December 31, 2016, there has not been any significant interruption of operations, Licenses, supplies, access or services by contractors of the Business due to inadequate maintenance of any of the property or assets owned and used by Primero or any Primero Subsidiary.

3.1.33	Environmental.

(a)

The operation of the Business by Primero and each of the Primero Subsidiaries has been and is in compliance with all Environmental Laws (except where non- compliance would not have a Material Adverse Effect in respect of Primero). Each of Primero and the Primero Subsidiaries has complied with all reporting and monitoring requirements under all Environmental Laws (except where non- compliance would not have a Material Adverse Effect in respect of Primero).

(b)

To the extent required by applicable Environmental Laws, Primero and the Primero Subsidiaries have obtained all Environmental Permits and have filed all applications necessary to renew or obtain all Environmental Permits in a timely fashion so as to allow it to continue to operate its Business in material compliance with applicable Environmental Laws.

(c)

Neither Primero nor any of the Primero Subsidiaries is, and, to the knowledge of Primero, there is no reasonable basis upon which Primero or any of the Primero Subsidiaries could become, responsible for any clean up or corrective action under any Environmental Laws that could reasonably be expected to have a Material Adverse Effect on Primero.

(d)

All material audits, assessments, investigation reports and studies with respect to Environmental Laws relating to Primero or any of the Primero Subsidiaries have been made available to First Majestic via the Primero Datasite Information.

3.1.34	Intellectual Property.

(a)	There are no trade-marks, service marks and trade names used by Primero and the Primero Subsidiaries in connection with the Business.

(b)

To the knowledge of Primero, the operation of the Business does not infringe or misappropriate the intellectual property rights of any Person, violate the rights of any Person (including rights to privacy or publicity) or constitute unfair competition or trade practices under the Laws of any jurisdiction in which Primero or any Primero Subsidiary carries on business.

3.1.35

Advisory Fees; Third Party Expenses. Except for the accountants, lawyers, investment bankers and other advisors of Primero retained to negotiate, advance, carry out and complete the transactions contemplated herein, there is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of Primero, any Primero Subsidiary who might be entitled to any fee, commission or reimbursement of expenses from Primero or any Primero Subsidiary upon consummation of the transactions contemplated by this Agreement. Schedule 3.1.35 of the Primero Disclosure Letter sets forth a reasonable estimate of all legal, accounting, financial advisory, investment banking and consulting fees which are reasonably expected to be incurred by Primero and the Primero Subsidiaries in connection with the negotiation and implementation of the terms and conditions of this Agreement and the transactions contemplated hereby.

3.1.36

Corrupt Practices. None of Primero, any of the Primero Subsidiaries, nor to the knowledge of Primero, any of their respective Representatives has taken, directly or indirectly any action which would cause Primero or any of the Primero Subsidiaries or affiliates to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (and the regulations promulgated thereunder), the Extractive Sector Transparency Measures Act (Canada) (and the regulations promulgated thereunder) or any applicable Laws of similar effect of any other jurisdiction (collectively, the “Anti-Corruption Laws) and to the knowledge of Primero no such action has been taken by any of its Representatives or affiliates. Primero and the Primero Subsidiaries have conducted the Business in compliance in all material respects with Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

3.1.37	Aboriginal and Ejido Affairs.

(a)

To the knowledge of Primero (i) it is carrying on the Business in compliance in all material respects with all legal and governmental requirements and agreements associated with aboriginal-related and Ejido-related matters, and (ii) there are no facts that could give rise to material non-compliance by Primero in respect of any such legal or governmental requirements.

(b)

To the knowledge of Primero, there is no material claim, complaint or other proceeding threatened by or on behalf of any Aboriginal Group or Ejido Group of which Primero has received written notice with respect to any Primero Real Property, immovable Leased Property, Primero Mineral Right or any authorization issued by any Governmental Entity in respect of, or otherwise related to Primero or any Primero Subsidiary.

(c)

Since December 31, 2015, there has not been any blockade or, to the knowledge of Primero other program of civil disobedience undertaken by any Aboriginal Group or Ejido Group with respect to the Primero Real Property, immovable Leased Property or the Primero Mineral Rights or otherwise affecting the Primero Real Property or the Primero Mineral Rights, or to the knowledge of Primero has any responsible official of any Aboriginal Group or Ejido Group since December 31, 2015, threatened Primero with any blockade or other program of civil disobedience with respect to the Primero Real Property, immovable Leased Property or the Primero Mineral Rights or which could reasonably be expected to affect the Primero Real Property or the Primero Mineral Rights.

(d)	Schedule 3.1.37 of the Primero Disclosure Letter sets out all agreements between Primero and any Aboriginal Group or Ejido Group.

(e)

Neither Primero nor any of the Primero Subsidiaries has received any notice from any Governmental Entity, Aboriginal Group or Ejido Group or any Persons representing or purporting to represent an Aboriginal Group or Ejido Group (i) of the exercise of aboriginal rights or Ejido rights in, or assertion of aboriginal title or Ejido title to the Primero Real Property, immovable Leased Property or Primero Mineral Rights or Primeros or Primero Subsidiaries interests in the Primero Real Property, immovable Leased Property or Primero Mineral Rights; or (ii) of an impact on the asserted aboriginal title or rights or Ejido title or rights on Primeros or Primero Subsidiaries works on the Primero Real Property, immovable Leased Property or Primero Mineral Rights.

(f)

Where applicable and to Primeros knowledge, the incorporation to the private property regime of any owned Primero Real Property or Primero Mineral Rights, formerly under an Ejido regime, was effected under the terms and conditions of applicable Laws including without limitation, of the Mexican Agrarian Law (Ley Agraria) and duly recorded before the applicable Governmental Entity, except where the failure to so effect would not have a Material Adverse Effect.

(g)

Where applicable and to Primeros knowledge, all the assemblies, notices and/or other acts and/or procedures required under the Mexican Agrarian Law (Ley Agraria) for the incorporation of any owned Primero Real Property, immovable Leased Property or Primero Mineral Rights, were performed, except where the failure to so perform would not have a Material Adverse Effect.

(h)

Where applicable and to Primeros knowledge, all expropriation procedures over owned Primero Real Property, immovable Leased Property or Primero Mineral Rights located in Mexico were carried out in compliance in all material respects with applicable Laws, including, without limitation, the Mexican Expropriation Law (Ley de Expropiación).

3.1.38

Non-Governmental Organizations and Community Groups. No material dispute between Primero or any of the Primero Subsidiaries and any non- governmental organization, community, community group or civil organization exists or, to Primeros knowledge, is threatened or imminent with respect to any of Primeros or any of the Primero Subsidiaries properties or exploration activities. Primero has provided First Majestic and First Majestics Representatives with full and complete access to all material correspondence received by Primero, the Primero Subsidiaries or their Representatives from any non-governmental organization, community, community group or civil organization.

3.1.39

No Option on Assets. No Person has any agreement or option or any right or privilege capable of becoming an agreement or option for the purchase from Primero or the Primero Subsidiaries of any of the material assets of Primero or any of the Primero Subsidiaries other than pursuant to the transactions contemplated in this Agreement.

3.1.40

Expropriation. No property or asset of Primero or any of the Primero Subsidiaries (including any Primero Mineral Rights) has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of Primero, is there any intent or proposal to give such notice or to commence such proceeding.

3.1.41

Competition Act. As determined in accordance with the Competition Act and the notifiable transaction regulations thereto, and accounting for the Black Fox Sale as permitted under section 14 of the notifiable transaction regulations, the size of transaction threshold under section 110(3) of the Competition Act is not exceeded.

3.1.42	Fairness Opinion and Recommendation. As of the date hereof:

(a)

Rothschild (Canada) Inc. has delivered an opinion to the Primero Board, to the effect that as of the date of such opinion, the Consideration is fair from a financial point of view to the Primero Shareholders (other than First Majestic and its affiliates);

(b)

the Primero Board has determined, after receiving financial and legal advice, that the Arrangement is fair to the Primero Shareholders (other than First Majestic and its affiliates) and in the best interests of Primero; and

(c)	the Primero Board has decided to recommend that the Primero Shareholders vote in favour of the Arrangement Resolution.

3.1.43	No Collateral Benefits. To the knowledge of Primero, no related party of Primero:

(a)	is a party to any connected transaction to the Arrangement; or

(b)

is entitled to receive as a consequence of the Arrangement or the other transactions contemplated by this Agreement any benefit, other than a benefit described in paragraph (c) of the definition of collateral benefit where either (i) the related party, together with its associated entities beneficially owns or exercises control or direction over less than one percent or more of the outstanding Primero Shares or (ii) the requirements of clause (c)(iv)(B)(I) and (II) of the definition of collateral benefit have been satisfied with respect to that benefit and Primero will provide the disclosure contemplated by clause (c)(iv)(B)(III) in the Circular.

The terms “related party, “connected transaction, “associated entity and “collateral benefit are used in this paragraph as defined in MI 61-101.

3.1.44

Full Disclosure. This Agreement, the Primero Disclosure Letter, the agreement related to tax and certain other matters, the Primero Information Record and the Primero Datasite Information taken together disclose all material facts related to Primero, the Primero Subsidiaries and their respective businesses, financial conditions, assets, liabilities and operations.

3.2	Representations and Warranties of First Majestic.

Except as disclosed in the First Majestic Disclosure Letter or the First Majestic Information Record as of the date hereof, First Majestic hereby represents and warrants to, and in favour of, Primero as follows and acknowledges that Primero is relying on such representations and warranties in connection with the transactions herein contemplated:

3.2.1

Incorporation and Organization. First Majestic is a corporation duly incorporated under the laws of its jurisdiction of incorporation, is validly subsisting, has full corporate and legal power and authority to own, lease and operate the properties currently owned, leased and operated by it and to conduct its business as currently conducted, and is in good standing with respect to the filing of annual returns. First Majestic is duly qualified or licensed to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned, leased or operated or the nature of the business conducted by it would make such qualification or licensing necessary. No proceedings have been instituted or are pending for the dissolution or liquidation of First Majestic. True and complete copies of the constating documents of First Majestic have been provided to Primero and no amendments to such constating documents have been authorized which have not been provided to Primero.

3.2.2

Capitalization. The authorized capital of First Majestic consists of an unlimited number of First Majestic Shares, of which, as of the date hereof, 165,921,079 First Majestic Shares were issued and outstanding. All outstanding First Majestic Shares have been duly authorized and are validly issued, are fully paid and non-assessable and were issued in compliance with the articles of First Majestic and all applicable Laws. Except for employee stock options granted by First Majestic pursuant to employment compensation plans, no Person has any other agreement, option, commitment, arrangement, or any other right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment (including any such right or privilege under convertible securities, warrants or convertible obligations of any nature) for the purchase, subscription, allotment or issuance of, or conversion into, any of the unissued shares or any other securities of First Majestic or the purchase or other acquisition from First Majestic of any of its undertakings, business or assets. The Consideration Shares to be issued pursuant to the Arrangement, the First Majestic Shares issuable upon the exercise from time to time of the Replacement Options in accordance with their respective terms and the First Majestic Shares issuable upon the exercise from time to time of the Primero Warrants in accordance with their respective terms, will, when issued and delivered, be duly and validly issued by First Majestic on their respective dates of issue as fully paid and non-assessable shares and will not be issued in violation of the terms of any agreement or other understanding binding upon First Majestic at the time that such shares are issued and will be issued in compliance with the constating documents of First Majestic and all applicable Laws. As of the Effective Date, all of the Replacement Options will be outstanding as duly authorized and validly existing options to acquire First Majestic Shares, which will not be issued in violation of the terms of any agreement or other understanding binding upon First Majestic at the time at which they are issued.

3.2.3	Authority and No Violation.

(a)

First Majestic has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Arrangement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the approval of the issuance of the Consideration Shares and the underlying First Majestic Shares on conversion or exercise of Primero Convertible Securities by First Majestic and the consummation by First Majestic of the transactions contemplated by this Agreement (including the Arrangement) and such other documents have been duly authorized by its board of directors and no other corporate proceedings on its part are necessary to authorize this Agreement or the transactions contemplated hereby, other than the approval of the First Majestic board of directors of matters relating solely to the implementation of the Arrangement (and, for greater certainty, the issuance of First Majestic Shares pursuant to the Arrangement does not require the approval of any shareholders of First Majestic pursuant to applicable Laws or the policies of the TSX or NYSE).

(b)

This Agreement has been duly executed and delivered by First Majestic and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors rights generally, and to general principles of equity. All documents required to be executed by First Majestic in connection with the transactions contemplated herein will be duly executed and delivered by First Majestic and, when so executed and delivered, will constitute a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other similar Laws affecting creditors rights generally, and to general principles of equity.

(c)

The approval of this Agreement and the other documents required to be executed by First Majestic in connection with the transactions contemplated herein, the execution and delivery by First Majestic of this Agreement and such other documents, the performance by it of its obligations hereunder and the completion of the Arrangement and the transactions contemplated thereby, will not:

(i)

conflict with, result in a violation or breach of, constitute a default, or require any consent (other than such as has already been obtained) to be obtained under, or give rise to any termination rights or payment obligation under any provision of:

(A)	its notice of articles or articles or any other agreement or understanding with any party holding an ownership interest in First Majestic;

(B)	any resolutions of its board of directors (or any committee thereof) or shareholders;

(C)

any applicable Laws, subject to obtaining authorization for listing of the Consideration Shares, the First Majestic Shares issuable upon exercise of the Replacement Options and the First Majestic Shares issuable upon exercise of the Primero Warrants on the TSX and the NYSE and obtaining the Antitrust Clearance; or

(D)	any First Majestic Material Agreement;

(ii)

except as would not, individually or in the aggregate, have a Material Adverse Effect on First Majestic, result in the imposition of any Encumbrance upon any of its assets or the assets of any of the First Majestic Material Subsidiaries (except pursuant to the Replacement Stream Agreement), or restrict, hinder, impair or limit its ability to carry on its business as and where it is now being carried on or as and where it may be carried on in the future.

(d)

No consent, approval, order, registration, notice, declaration or filing with, any Governmental Entity is required to be obtained by First Majestic in connection with the execution and delivery of this Agreement or any of the other documents contemplated hereby, or the consummation by First Majestic of the transactions contemplated hereby or thereby other than:

(i)

obtaining authorization for listing of the Consideration Shares, the First Majestic Shares issuable and upon exercise of the Replacement Options and the First Majestic Shares issuable upon exercise of the Primero Warrants on the TSX and the NYSE;

(ii)	any approvals required by the Interim Order;

(iii)	the Final Order;

(iv)	the Antitrust Clearance; and

(v)

any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which are purely of an administrative nature and which could be completed or obtained without Material Adverse Effect on First Majestic immediately after the Effective Date or which, if not obtained, would not in the aggregate have a Material Adverse Effect on First Majestic.

3.2.4

Ownership of First Majestic Material Subsidiaries. First Majestic or one or more subsidiaries of First Majestic is the sole beneficial and registered owner of all of the outstanding shares in the capital of each of the First Majestic Material Subsidiaries, with good and marketable title thereto, free and clear of all Encumbrances. No Person has any other agreement, option, commitment, arrangement, or any other right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, option or commitment (including any such right or privilege under convertible securities, warrants or convertible obligations of any nature) for the purchase, subscription, allotment or issuance of, or conversion into, any of the issued or unissued shares or any other securities of any of the First Majestic Subsidiaries or the purchase or other acquisition from any of the First Majestic Subsidiaries of any of their undertakings, business or assets. The First Majestic Material Subsidiaries are the only subsidiaries of First Majestic which own or lease material property of First Majestic.

3.2.5

Sufficient Funds. First Majestic has adequate funds to pay any amounts owing to any Person in connection with the transactions contemplated by this Agreement and will have adequate financial liquidity to operate the Business following the Effective Time.

3.2.6	Reporting Issuer; Public Documents.

(a)	First Majestic is a reporting issuer in each of the provinces of Canada, and is not on the list of reporting issuers in default under applicable securities Laws.

(b)

First Majestic (i) is a “foreign private issuer as defined in Rule 405 under the U.S. Securities Act, and (ii) is not registered or required to register as an investment company under the U.S. Investment Company Act.

(c)

The First Majestic Shares are registered pursuant to Section 12(b) of the U.S. Exchange Act, First Majestic is subject to the reporting requirements of Section 13(a) of the U.S. Exchange Act and First Majestic is not in default in any material respect with its obligations under the U.S. Exchange Act.

(d)

The First Majestic Shares are listed and posted for trading on the TSX, the NYSE, the FSE and the Bolsa Mexicana de Valores (provided that First Majestic has filed for delisting from the Bolsa Mexicana de Valores) and are not listed on any other market. First Majestic is in compliance in all material respects with the rules and policies of the TSX and the NYSE.

(e)

First Majestic is not subject to any cease trade or other order of the TSX, the NYSE, any Securities Authority or the SEC, and, to the knowledge of First Majestic, no inquiry, review or investigation (formal or informal) or other proceedings involving First Majestic that may operate to prevent or restrict trading of any securities of First Majestic are currently in progress or pending before the TSX, the NYSE, any Securities Authority or the SEC.

(f)

First Majestic has filed all documents required to be filed by it in accordance with applicable securities Laws and the rules and policies of the TSX and the NYSE. The First Majestic Information Record includes a true and complete copy of all forms, reports, statements, certifications, and other documents required to be filed by First Majestic. Such forms, reports, statements, certifications, and other documents, at the time filed or, if amended, as of the date of such amendment: (i) did not contain any misrepresentation; and (ii) complied in all material respects with the requirements of applicable Securities Laws except where such non-compliance has not had or would not reasonably be expected to have a Material Adverse Effect on First Majestic. First Majestic has not filed any confidential material change or other report or other document with any Securities Authorities, the SEC, the TSX, the NYSE or other self-regulatory authority which at the date hereof remains confidential.

(g)

First Majestic directly or indirectly owns or leases the material properties, business and assets or the interests in the material properties, business or assets referred to in the First Majestic Information Record, no party is challenging or disputing the title of First Majestic or any First Majestic Subsidiary to any such material properties, business or assets and all agreements by which First Majestic or any First Majestic Material Subsidiaries holds an interest in its material properties, business or assets are in good standing according to their terms and the properties are in good standing under the applicable laws of the jurisdictions in which they are situated.

3.2.7	Financial Matters.

(a)

The Financial Statements of First Majestic have been, and all financial statements of First Majestic which are publicly disseminated by First Majestic in respect of any subsequent periods prior to the Effective Date will be, prepared in accordancewith IFRS, applied on a basis consistent with prior periods and all applicable Laws and present fairly or will present fairly, in all material respects:

(i)

all the assets, liabilities (whether accrued, absolute, contingent or otherwise) and the financial condition of First Majestic and the First Majestic Material Subsidiaries, on a consolidated basis as at the respective dates thereof; and

(ii)	the revenues, earnings, results of operations and cash flows of First Majestic and the First Majestic Material Subsidiaries, on a consolidated basis for the respective periods covered thereby.

(b)	To the knowledge of First Majestic as of the date of this Agreement:

(i)

there are no material weaknesses in the design and implementation or maintenance of internal controls over financial reporting of First Majestic that are reasonably likely to adversely affect the ability of First Majestic to record, process, summarize and report financial information;

(ii)	there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of First Majestic; and

(iii)

First Majestic’s system of internal control over financial reporting is sufficient to (i) maintain records in reasonable detail in order to accurately and fairly reflect the transactions and dispositions of the assets of First Majestic and the First Majestic Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with IFRS, and that receipts and expenditures of First Majestic and the First Majestic Subsidiaries are made only with the authorization of management and directors of First Majestic and the First Majestic Subsidiaries, as applicable; and (iii) provide reasonable assurance regarding the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of First Majestic or the First Majestic Subsidiaries that could have a material effect of First Majestic ’s financial statements.

(c)

Since December 31, 2016, neither First Majestic nor any of the First Majestic Material Subsidiaries nor, to First Majestic’s knowledge, any director, officer, employee, auditor, accountant or representative of First Majestic or any of the First Majestic Material Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting practices, procedures, methodologies or methods of First Majestic or any of the First Majestic Material Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that First Majestic or any of the First Majestic Material Subsidiaries has engaged in questionable accounting practices.

(d)

First Majestic has no knowledge of any material adjustments, potential liabilities or obligations, which individually or in the aggregate have not been reflected in its Annual Financial Statements, other than liabilities, indebtedness and obligations incurred by First Majestic and/or the First Majestic Material Subsidiaries in the ordinary course of business, or as contemplated in this Agreement.

(e)

First Majestic maintains a system of disclosure controls and procedures (as such term is defined in NI 52-109 to provide reasonable assurance that (i) material information relating to First Majestic is made known to First Majestic’s management, including its chief financial officer and chief executive officer, particularly during the periods in which First Majestic’s interim filings and annual filings (as such terms are defined in NI 52-109) are being prepared; and (ii) information required to be disclosed by First Majestic in its annual filings, interim filings or other reports filed or submitted by it under applicable securities Laws are recorded, processed, summarized and reported within the time periods specified in applicable securities Laws.

(f)

First Majestic maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the U.S. Exchange Act) to ensure that material information required to be disclosed by First Majestic in the reports that it files or submits under the U.S. Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to First Majestic’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to First Majestic’s auditors and the audit committee of the First Majestic Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in First Majestic’s internal controls over financial reporting.

(g)

First Majestic maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the U.S. Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. Based upon the most recent evaluation by First Majestic’s management, such internal control over financial reporting is effective, and since the date of such evaluation nothing has come to the attention of First Majestic to lead it to believe that such internal control over financial reporting is no longer effective. First Majestic maintains internal controls over financial reporting (as such term is defined in NI 52-109). To the knowledge of First Majestic, such internal controls over financial reporting are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(h)

Since December 31, 2016, there has been no change in First Majestic’s internal control over financial reporting that has materially affected or is reasonably likely to materially affect, First Majestic’s internal control over financial reporting.

3.2.8

Absence of Certain Changes or Events. Since December 31, 2016 First Majestic has conducted its business only in the ordinary course of business and there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Material Adverse Effect with respect to First Majestic.

3.2.9

Legal Proceedings. There are no material claims, actions, suits, complaints, investigations or proceedings (whether private, governmental or otherwise, and whether or not purportedly on behalf of First Majestic or any First Majestic Material Subsidiary) in progress, pending, or to the knowledge of First Majestic, threatened, against or affecting First Majestic or any First Majestic Material Subsidiary (including actions, suits, investigations or proceedings against any directors, officers or employees of First Majestic or any First Majestic Material Subsidiary which relate to the business, affairs, assets or operations of First Majestic), at law or in equity, or before or by any Tribunal which could reasonably be expected to have a Material Adverse Effect on First Majestic. First Majestic is not aware of any grounds on which any such action, suit, investigation or proceeding might be commenced with any reasonable likelihood of success.

3.2.10

Compliance with Applicable Laws. First Majestic and each of the First Majestic Material Subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable Laws in each jurisdiction in which its business is carried on, is not in material breach of any of such Laws and is duly licensed or registered in each jurisdiction in which it owns or leases its property and assets or carries on its business, so as to enable its business to be carried on as now conducted and its property and assets to be so owned or leased.

3.2.11

No Breach of Material Agreements. First Majestic and each of the First Majestic Material Subsidiaries has performed all of the material obligations required to be performed by it, and is entitled to all benefits under, and neither First Majestic nor any First Majestic Subsidiary is in default in respect of, any First Majestic Material Agreement to which it is a party. Except as disclosed in the First Majestic Disclosure Letter, each of the First Majestic Material Agreements is: (i) enforceable by First Majestic or a subsidiary of First Majestic, as applicable, in accordance with its terms (subject to any limitation under bankruptcy, insolvency or other Laws affecting creditors’ rights generally and to general principals of equity); (ii) is in full force and effect, unamended, and there exists no breach thereof or default or event of default or event, occurrence, condition or act with respect to First Majestic or any First Majestic Material Subsidiary or, to First Majestic’s knowledge, with respect to the other contracting party or otherwise that, with or without the giving of notice, the lapse of time or the happening of any other event or conditions, would (a) become a default or event of default under any First Majestic Material Agreement, or (b) result in the loss or expiration of any right or option by First Majestic or any First Majestic Material Subsidiary (or the gain thereof by any third party) under any First Majestic Material Agreement.

3.2.12

Environmental. The operation of the First Majestic Material Properties by First Majestic and the First Majestic Material Subsidiaries and the use, maintenance and operation thereof have been and are in compliance with all Environmental Laws (except where non-compliance would not have a Material Adverse Effect in respect of First Majestic). Each of First Majestic and the First Majestic Material Subsidiaries have complied with all reporting and monitoring requirements under all Environmental Laws (except where non-compliance would not have a Material Adverse Effect in respect of First Majestic).

3.2.13

Corrupt Practices. None of First Majestic, any of the First Majestic Material Subsidiaries, nor to the knowledge of First Majestic, any of their respective Representatives has taken, directly or indirectly any action which would cause First Majestic or any of the First Majestic Material Subsidiaries or affiliates to be in violation of Anti-Corruption Laws and to the knowledge of First Majestic no such action has been taken by any of its Representatives or affiliates. First Majestic and the First Majestic Material Subsidiaries have conducted their businesses in compliance in all material respects with Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

3.2.14	Investment Canada Act. First Majestic is a Canadian-controlled Person under the Investment Canada Act.

3.2.15

Other Negotiations. Neither First Majestic nor any First Majestic Subsidiary (a) has entered into any agreement that conflicts with any of the transactions contemplated by this Agreement, or (b) has entered into any agreement or had any discussions with any Person regarding any transaction involving First Majestic or any First Majestic Subsidiary which could reasonably be expected to result in any of Primero, First Majestic, any First Majestic Subsidiary or to the knowledge of First Majestic any of their respective officers, directors or employees being subject to any claim for liability to such Person as a result of entering into this Agreement or consummating the transactions contemplated hereby.

3.2.16	No Ownership of Primero Shares or Other Securities. Neither First Majestic nor any of its affiliates own any Primero Shares or any other securities of Primero.

3.2.17	Tax Matters.

(a)

Save for the requirement to file Tax Returns in respect of income taxes for the current taxation year (which return is not yet due), and any income Tax Return which is required to be filed as a result of or in connection with the transactions contemplated herein, First Majestic and each of its subsidiaries has duly filed in the prescribed manner and within the prescribed time all material Tax Returns required to be filed by it on or before the date hereof with any taxing or regulatory authority to which it is subject and each such material Tax Return was complete and accurate at the time filed.

(b)

Except as set forth in its most recent condensed interim consolidated financial statements, First Majestic and each of its subsidiaries has paid all Taxes and installments on account of Taxes that are due and payable by it, and any interest, penalties and fines in connection therewith, properly due and payable, and has paid all of same in connection with all known assessments, reassessments and adjustments.

(c)

Each of First Majestic and each of its subsidiaries has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including all goods and services, harmonized sales, value added, provincial and territorial taxes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it.

(d)

Except as set forth in its most recent condensed interim consolidated financial statements, there are no Taxes or fines in respect of Taxes claimed by any Governmental Entity against First Majestic or any of its subsidiaries or which are known to First Majestic to be due and owing by First Majestic or any of its subsidiaries and, to the knowledge of First Majestic, there are no pending or threatened reassessments by any Governmental Entity in respect of Taxes owing by First Majestic or any of its subsidiaries, and there are no matters of dispute or under discussion with any Governmental Entity relating to Taxes or fines in respect of Taxes asserted by such Governmental Entity against First Majestic or any of its subsidiaries.

(e)

The most recent condensed interim consolidated financial statements of First Majestic fully reflect accrued liabilities as at December 31, 2016 for all Taxes which were not yet then due and payable and for which Tax Returns were not yet then required to be filed.

(f)

There are no agreements, waivers or other arrangements made by First Majestic or any of its subsidiaries providing for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax by First Majestic or any of its subsidiaries.

(g)

First Majestic and each of its subsidiaries has withheld the amount of all Taxes and other deductions required under any applicable Laws to be withheld from each payment made by it and has paid all amounts withheld which are due and payable before the date hereof to the relevant taxing or other authority within the time prescribed under any applicable Laws.

(h)

There are no material Encumbrances for Taxes upon any properties or assets of First Majestic or any of its subsidiaries (other than Liens relating to Taxes not yet due and payable and for which adequate reserves have been recorded in the most recent condensed interim consolidated financial statements of First Majestic).

(i)

For all transactions between First Majestic or any of its subsidiaries and any Person who is not resident in Canada for purposes of the ITA with whom First Majestic or its subsidiary, as the case may be, was not dealing at arm’s length for purposes of the ITA, First Majestic or the subsidiary, as the case may be, has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the ITA (or comparable provisions of any other applicable legislation).

(j)

For the purposes of the ITA and any other relevant Tax purposes: (i) First Majestic is resident in Canada and is a taxable Canadian corporation; and (ii) each subsidiary of First Majestic is resident in the jurisdiction in which it was formed, and is not resident in any other country.

(k)

None of Sections 78 or 80 to 80.04 of the ITA (or comparable provisions of any other applicable legislation) have applied to First Majestic or any of its subsidiaries, and there are no circumstances existing which could reasonably be expected to result in the application of Sections 78 or 80 to 80.04 of the ITA (or comparable provisions of any other applicable Laws) to First Majestic or any of its subsidiaries.

(l)

Neither First Majestic or any of its subsidiaries is a party to or bound by any material Tax sharing agreement, Tax indemnity agreement, Tax allocation agreement or similar agreement. Neither First Majestic nor any of its subsidiaries has any material liability for the Taxes of any other Person under any applicable Laws, as a transferee or successor, by contract or otherwise.

3.3	Non-Waiver.

No investigations made by or on behalf of any of the Parties at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made by any other Party herein or pursuant hereto, unless disclosure of the fact at issue is expressly made in writing to the other Party prior to the execution hereof and such disclosure contains no material untrue statement.

3.4	Survival.

For greater certainty, the representations and warranties of Primero and First Majestic contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with its terms and the Effective Date.

ARTICLE 4
COVENANTS

4.1	Covenants of Primero.

(a)

Primero covenants and agrees that, during the Pre-Effective Date Period, except with the consent of First Majestic to any deviation therefrom or with respect to any matter contemplated by this Agreement or the Plan of Arrangement or set forth in Schedule 4.1 of the Primero Disclosure Letter, Primero will, and will cause each of the Primero Subsidiaries to:

(i)

carry on the Business in the ordinary course substantially in accordance with the Primero Budget and use all commercially reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it and maintain the goodwill of Primero and the Primero Subsidiaries;

(ii)	pay all ordinary course liabilities as they come due consistent with past practice including payment of any interest that may become due and payable on the Primero Debentures;

(iii)

use commercially reasonable efforts to maintain and preserve each of the Primero Mineral Rights in good standing and to maintain, preserve and keep in good standing all of its rights under each of its Licenses;

(iv)	not commence to undertake a substantial or unusual expansion of its business facilities or an expansion that is out of the ordinary course of business;

(v)

not split, combine or reclassify any of its outstanding shares, nor declare or pay any dividends on or make any other distributions (in either case, in stock or property) on or in respect of its outstanding shares;

(vi)	not amend its notice of articles or articles or other constating documents;

(vii)

not take any action or commence any voluntary proceeding for the dissolution, liquidation, winding up, bankruptcy or reorganization of Primero or any Primero Subsidiary or for the appointment of any trustee, receiver, manager or other administrator for Primero or any Primero Subsidiary or adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of Primero or any Primero Subsidiary;

(viii)

not sell, pledge, encumber, allot, reserve, set aside or issue, authorize or propose or agree to the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose or agree to the purchase or redemption of, any shares or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities, except for (A) the issuance of Primero Shares pursuant to the exercise of Primero Convertible Securities outstanding as of the date hereof; or (B) the issuance of Primero Shares as required by agreements in force and effect prior to the date hereof and disclosed in Schedule 3.1.2 of the Primero Disclosure Letter;

(ix)	not amend, vary or modify any of the Primero Convertible Securities Plans or any Primero Convertible Securities;

(x)

not reorganize, amalgamate or merge with any other Person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof;

(xi)	not guarantee the payment of indebtedness by a third party or incur or repay any indebtedness for money borrowed prior to its maturity date or issue or sell any Debt Instruments;

(xii)

except as required by Law or by the terms of the Employee Benefits in effect as of the date of this Agreement, not enter into or modify any employment, severance, collective bargaining or other Employee Benefits, policies or arrangements with, or grant any bonuses, salary increases, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any officers, directors or employees of Primero or any of the Primero Subsidiaries;

(xiii)	not, except in the ordinary course of business and substantially in accordance with the Primero Budget:

(A)

satisfy or settle any claims or liabilities prior to the same being due (except such as have been reserved against in its Annual Financial Statements) which are, individually or in the aggregate, material;

(B)	grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; or

(C)

enter into any interest rate, currency or commodity swap or any other rate fixing agreement for a financial transaction or any call arrangement of any sort or any forward sale agreement for commodities or any other commodities hedging or speculation arrangement or off take or royalty agreement with respect to any commodities extracted from the Primero Mineral Rights;

(xiv)

not settle or compromise any claim, action, suit or proceeding brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Arrangement or otherwise;

(xv)	comply in all material respects with the terms of all Primero Material Agreements;

(xvi)	not enter into any Primero Material Agreement or amend, modify, relinquish, terminate or fail to renew in any material respect any Primero Material Agreement;

(xvii)	not acquire or sell, pledge or otherwise dispose of or make subject to any Encumbrance (other than a Permitted Encumbrance) any material property or assets;

(xviii)	not incur or commit to incur any expenses or capital expenditures except in substantial compliance with the Primero Budget;

(xix)	use commercially reasonable efforts to cause its current insurance (or re- insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse;

(xx)

use commercially reasonable efforts to retain the services of Primero’s and the Primero Subsidiaries’ existing employees and consultants until the Effective Time, and will promptly provide written notice to First Majestic of the resignation or termination of any of its key employees or consultants;

(xxi)	not make any changes to existing accounting practices, except as required by applicable Laws or IFRS;

(xxii)	promptly advise First Majestic orally and, if then requested, in writing, with the full particulars of any:

(A)

event occurring subsequent to the date of this Agreement that would render any representation or warranty of Primero contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the date of this Agreement), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

(B)	Material Adverse Change in respect of Primero; and

(C)	breach by Primero of any material covenant or agreement contained in this Agreement.

(b)

Primero covenants and agrees that, during the Pre-Effective Date Period, Primero will, and will cause each of the Primero Subsidiaries to consult through meetings with First Majestic, as First Majestic may reasonably request, to allow First Majestic to monitor, and provide input with respect to the direction and control of the Business provided, for greater certainty, that First Majestic acknowledges and agrees that any input First Majestic provides pursuant to this Section 4.1(b) is advisory in nature and does not create an obligation on Primero to take any action suggested by First Majestic.

(c)

Primero shall perform all obligations required to be performed by it under this Agreement and shall do all such other acts and things as may be necessary in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and without limiting the generality of the foregoing, Primero shall:

(i)

use commercially reasonable efforts to obtain, on or before the Effective Date, all Regulatory Approvals required by Governmental Entities for Primero or the Primero Subsidiaries and to obtain and assist First Majestic in obtaining the Antitrust Clearance; and without limiting the generality of the foregoing, Primero shall use commercially reasonable efforts to satisfy, as soon as reasonably possible, any requests for information and documentation received from First Majestic or any Governmental Entity in respect of the Antitrust Filing and shall coordinate and cooperate with First Majestic in exchanging information and supplying assistance that is reasonably requested by First Majestic in connection with the Antitrust Filing;

(ii)

carry out the terms of the Interim Order and Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on Primero with respect to the transactions contemplated hereby and by the Arrangement;

(iii)

use commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(iv)

use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to it which may adversely affect the ability of the Parties to consummate the transactions contemplated hereby;

(v)

on or before the Effective Date, effect all necessary registrations, filings, notices and submissions of information required by Governmental Entities from Primero or the Primero Subsidiaries relating to the transactions contemplated hereby;

(vi)

in connection with the Arrangement and other transactions contemplated hereby, use commercially reasonable efforts to obtain, before the Effective Date, all waivers, consents and approvals required to be obtained by Primero or the Primero Subsidiaries from other parties pursuant to the Primero Material Agreements;

(vii)

use commercially reasonable efforts to cause Martin Aguilar Villasenor and Cuauhtemoc Federico Simental Loera to enter into agreements in a form satisfactory to First Majestic, to transfer the shares which each of them owns in each of the Primero Subsidiaries to such Person as First Majestic may direct, effective as of the Effective Time, for a purchase price of $1.00 or complete such transfer through any other lawful transfer option provided by Mexican Laws, such as donation or assignment, as determined by First Majestic, acting reasonably;

(viii)

use all reasonable efforts to obtain, on or before the Effective Date, written resignations effective as at the Effective Time, from all directors, administrators and officers of Primero and each of the Primero Subsidiaries, such resignations to be subject to obtaining the mutual releases provided for in Section 4.7(c); and

(ix)	use all reasonable commercial efforts to satisfy all conditions precedent set forth in Section 5.1 and Section 5.2 of this Agreement.

(d)

In the event that First Majestic concludes that it is necessary or desirable to proceed with another form of transaction (such as a formal take-over bid or amalgamation) whereby First Majestic or its affiliates would effectively acquire all of the Primero Shares within approximately the same time periods and on the same economic terms and other terms and conditions (including tax treatment) and having consequences to Primero and the Primero Shareholders which are equivalent to or better than those contemplated by this Agreement (an “Alternative Transaction”), Primero agrees to support the completion of such Alternative Transaction in the same manner as the Arrangement and shall otherwise fulfill its covenants contained in this Agreement in respect of such Alternative Transaction. In the event of any proposed Alternative Transaction, any reference in this Agreement to the Arrangement shall refer to the Alternative Transaction to the extent applicable, all terms, covenants, representations and warranties of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction and all references to time periods regarding the Arrangement, including the Effective Time, herein shall refer to the date of closing of the transactions contemplated by the Alternative Transaction (as such date may be extended from time to time).

4.2	Covenants of First Majestic.

First Majestic hereby covenants and agrees:

(a)

to perform all obligations required to be performed by it under this Agreement and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

(i)

use commercially reasonable efforts to obtain, on or before the Effective Date, all Regulatory Approvals, including the Antitrust Clearance, required by Governmental Entities for First Majestic or the First Majestic Material Subsidiaries and prepare and file the Antitrust Filing within 20 Business Days of the execution of this Agreement. First Majestic shall use commercially reasonable efforts to satisfy, as soon as reasonably possible, all requests for additional information and documentation requested by any Governmental Entity in respect of the Antitrust Filing and coordinate and cooperate with Primero in exchanging information, including providing Primero with copies in advance and reasonable opportunity to comment on all notices, submissions, filings and information supplied to or filed with a Governmental Entity in respect of the Antitrust Filing (except for notices and information which First Majestic considers confidential and competitively sensitive);

(ii)

use commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to First Majestic which may adversely affect the ability of First Majestic to consummate the transactions contemplated hereby;

(iii)

on or before the Effective Date, effect all necessary registrations, filings and submissions of information required by Governmental Entities from First Majestic or the First Majestic Material Subsidiaries relating to the transactions contemplated herein;

(iv)

on or before the Effective Date reserve a sufficient number of First Majestic Shares for issuance upon the completion of the Arrangement, the exercise from time to time of Replacement Options and the exercise from time to time of Primero Warrants; and

(v)	use commercially reasonable efforts to satisfy all conditions precedent set forth in Section 5.1 and Section 5.3 of this Agreement;

(b)

carry out the terms of the Interim Order and Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on First Majestic with respect to the transactions contemplated hereby and by the Arrangement;

(c)

in connection with the consummation of the transactions contemplated hereby and by the Arrangement, to use commercially reasonable efforts to obtain, before the Effective Date, all necessary waivers, consents and approvals required to be obtained by First Majestic or the First Majestic Subsidiaries from other parties to the First Majestic Material Agreements to which it or they may be a party; and

(d)

until the Effective Date or the earlier termination of this Agreement in accordance with Article 6, except (i) with the consent of Primero to any deviation therefrom which shall not be unreasonably withheld; or (ii) with respect to any matter contemplated by this Agreement or the Plan of Arrangement, First Majestic will:

(i)

not reorganize, amalgamate or merge First Majestic with any other Person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing a majority of the voting securities of or substantially all of the assets of or otherwise, any business or Person which acquisition would reasonably be expected to materially delay the transactions contemplated hereby; and

(ii)	promptly advise Primero orally and, if then requested, in writing with the full particulars of any:

(A)

event occurring subsequent to the date of this Agreement that would render any representation or warranty of First Majestic contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

(B)	Material Adverse Change in respect of First Majestic; or

(C)	breach by First Majestic of any material covenant or agreement contained in this Agreement.

4.3	Covenants Regarding Non-Solicitation.

(a)	Except as provided in this Agreement, Primero shall not, and shall cause its Representatives to not, directly or indirectly:

(i)

make, initiate, solicit, encourage or otherwise knowingly facilitate (including by way of furnishing information or according access to information or any site visit) any inquiry, expression of interest, proposal or offer that constitutes an Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal;

(ii)

participate in any discussions or negotiations with any Person (other than First Majestic and its affiliates) regarding an Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal;

(iii)	effect a Change of Recommendation; or

(iv)

accept, enter into, or propose publicly to accept or enter into, any letter of intent, memorandum of understanding, term sheet, agreement in principle, agreement, arrangement or understanding related to any Acquisition Proposal (except as permitted by Section 4.4).

Notwithstanding anything to the contrary contained in this Section 4.3, in the event that Primero receives a written Acquisition Proposal from any Person after the date hereof and prior to the Primero Shareholder Meeting that was not solicited by Primero and that did not otherwise result from a breach of this Section 4.3, and subject to Primero’s compliance with Section 4.3(d), Primero and its Representatives may (i) contact such Person to clarify the terms and conditions of such Acquisition Proposal, (ii) furnish information with respect to it to such Person pursuant to an Acceptable Confidentiality Agreement, provided that (A) Primero provides a copy of such Acceptable Confidentiality Agreement to First Majestic promptly upon its execution and (B) Primero contemporaneously provides to First Majestic a list of all non-public information concerning Primero that is provided to such Person and provides to First Majestic copies of any such non-public information which was not previously provided to First Majestic or its Representatives, and (iii) participate in any discussions or negotiations regarding such Acquisition Proposal; provided, however, that, prior to taking any action described in clauses (ii) or (iii) above, the Primero Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal and failure to take such action would be inconsistent with its fiduciary duties under applicable Laws.

(b)

Primero shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion, negotiation or other communications with any Person (other than First Majestic and its Representatives) conducted heretofore by Primero or any of its Representatives with respect to, or which may reasonably be expected to lead to, an Acquisition Proposal. To the extent it has not already done so, Primero shall immediately discontinue or deny access to all parties other than First Majestic and its Representatives to any and all data rooms which may have been opened. Primero shall promptly request the return or destruction of all confidential non-public information provided to any third parties (other than First Majestic and its Representatives) who have entered into a confidentiality agreement with Primero relating to a potential Acquisition Proposal, shall use all reasonable commercial efforts to ensure that such requests are honoured to the extent Primero is entitled to do so under such confidentiality agreements.

(c)

Primero represents and warrants that it has not waived any confidentiality, standstill or similar agreement or restriction to which Primero or a Primero Subsidiary is a party, except to permit submissions of expressions of interest prior to the date hereof pursuant to the Primero Strategic Process and Primero covenants and agrees that it shall:

(i)	not release any Persons from, or terminate, amend, suspend, modify, or waive any obligation of any other Person under any confidentiality or standstill agreement; and

(ii)

promptly and diligently enforce all standstill, non-disclosure, non- disturbance, non-solicitation and similar covenants of any other Person in any letter of intent, memorandum of understanding, term sheet, agreement in principle, agreement, arrangement or understanding that it has entered into prior to the date hereof or enters into after the date hereof.

(d)

Primero shall promptly (and, in any event, within 24 hours of receipt) notify First Majestic, at first orally and then in writing, of receipt by Primero or any Primero Subsidiary or any of their respective Representatives of any Acquisition Proposal (whether or not in writing) or any enquiry that may reasonably be expected to lead to an Acquisition Proposal, or any amendments to the foregoing, or any request for information relating to Primero in connection with an Acquisition Proposal or for access to the properties, books or records of Primero by any Person that informs Primero or its Representatives that it is considering making, or has made, a proposal that constitutes, or may reasonably be expected to lead to an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal and the identity of the Person making such proposal, enquiry or contact, and a copy of any written form of Acquisition Proposal and any other documents representing such Acquisition Proposal. Primero shall:

(i)	keep First Majestic fully informed of the status including any change to the material terms of any such Acquisition Proposal or enquiry; and

(ii)

provide to First Majestic as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Primero from any Person in connection with any Acquisition Proposal or sent or provided by Primero to any Person in connection with any Acquisition Proposal.

(e)	Primero shall ensure that its Representatives are aware of the provisions of this Section 4.3, and it shall be responsible for any breach of this Section 4.3 by any such Representatives.

4.4	Notice by Primero of Superior Proposal Determination.

(a)	Notwithstanding Section 4.3 Primero may accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal if, and only if:

(i)	the Person making such Acquisition Proposal was not restricted from making such Acquisition Proposal pursuant to an existing standstill or similar restriction;

(ii)	Primero shall have complied with all of its other obligations under Section 4.3;

(iii)	such Acquisition Proposal constitutes a Superior Proposal;

(iv)	the Primero Shareholder Meeting has not occurred;

(v)	Primero has provided First Majestic with:

(A)	a copy of the proposed definitive agreement for such Superior Proposal and any other documents representing the Superior Proposal; and

(B)

written notice advising First Majestic of the determination of the Primero Board that the Acquisition Proposal is a Superior Proposal and that the Primero Board has resolved, subject only to compliance with this Section 4.4 and termination of this Agreement, to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal;

(vi)	five Business Days shall have elapsed from the date First Majestic received the documentation referred to in Section 4.4(a)(v) (the “Match Period”); and

(vii)	Primero has previously or concurrently will have:

(A)	paid to First Majestic the Termination Payment, if any, payable under Section 6.3; and

(B)	terminated this Agreement pursuant to Section 6.2.

(b)	Any information provided by Primero to First Majestic pursuant to this Section 4.4 or pursuant to Section 4.3 shall be subject to the provisions of the Confidentiality Agreement.

(c)

During the Match Period, Primero agrees that First Majestic shall have the right, but not the obligation, to offer to amend the terms of this Agreement and Primero shall co-operate with First Majestic with respect thereto, including negotiating in good faith with First Majestic during the Match Period. The Primero Board will review in good faith any offer by First Majestic to amend the terms of this Agreement in order to determine, in consultation with its financial advisors and outside legal counsel, whether First Majestic’s offer upon acceptance by Primero would result in such Acquisition Proposal ceasing to be a Superior Proposal. Primero agrees that, subject to its disclosure obligations under applicable Securities Laws, the fact of the making of, and each of the terms of, any such proposed amendments shall be kept strictly confidential and shall not be disclosed to any Person (including without limitation, the Person having made the Superior Proposal), other than Primero’s Representatives, without First Majestic’s prior written consent. If the Primero Board determines that such Acquisition Proposal would cease to be a Superior Proposal as a result of the amendments proposed by First Majestic, Primero will forthwith so advise First Majestic and will promptly thereafter accept the offer by First Majestic to amend the terms of this Agreement and the Arrangement and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing. Primero will, within two Business Days of entering into such amendment, reaffirm its recommendation of the Arrangement and issue a press release to that effect. If the Primero Board continues to believe, in good faith and after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal remains a Superior Proposal and therefore rejects First Majestic’s amended proposal, Primero may terminate this Agreement pursuant to Section 6.2(a)(iv) .

(d)

The Primero Board shall reaffirm its recommendation of the Arrangement by press release: (i) promptly after any Acquisition Proposal (which is determined not to be a Superior Proposal) is publicly announced or made; or (ii) promptly after the Primero Board determines that a proposed amendment to the provisions of this Agreement would result in the Acquisition Proposal not being a Superior Proposal. First Majestic and its legal advisors shall be given a reasonable opportunity to review and comment on the form and content of any such press release and Primero shall incorporate all reasonable comments made by First Majestic and its legal advisors.

(e)

If, less than six Business Days before the Primero Shareholder Meeting, Primero has provided First Majestic with a notice under Section 4.4(a)(v), an Acquisition Proposal has been publicly disclosed or announced and the Match Period has not elapsed, then, subject to applicable Laws, at First Majestic’s request, Primero will postpone or adjourn the Primero Shareholder Meeting to a date acceptable to First Majestic and Primero, acting reasonably, which shall not be less than six Business Days and not more than 12 Business Days after the scheduled date of the Primero Shareholder Meeting and shall, in the event that First Majestic and Primero amend the terms of this Agreement pursuant to this Section 4.4, ensure that the details of such amended Agreement are communicated to the Primero Shareholders at or prior to the resumption of the adjourned Primero Shareholder Meeting.

(f)

Primero acknowledges and agrees that each successive modification to any material terms or conditions of any Acquisition Proposal or that results in an increase in or modification of the consideration (or value of such consideration) to be received by Primero or the Primero Shareholders or which otherwise results in the Primero Board determining that such Acquisition Proposal is a Superior Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under Section 4.4(a)(vi) to initiate an additional five Business Day Match Period.

(g)	Nothing contained in this Section 4.4 shall prohibit the Primero Board from:

(i)	responding through a directors’ circular or otherwise as required by Law to an Acquisition Proposal that it determines is not a Superior Proposal; or

(ii)

calling and/or holding a meeting of Primero Shareholders requisitioned by Primero Shareholders in accordance with the Business Corporations Act or taking any other action with respect to an Acquisition Proposal to the extent ordered or otherwise mandated by a court of competent jurisdiction in accordance with Law.

4.5	Access to Information.

Subject to the terms of the Confidentiality Agreement and applicable Laws, upon reasonable notice, Primero shall afford First Majestic’s Representatives access, during normal business hours in the Interim Period to such properties, books, contracts and records and other documents, information or data relating to Primero and the Primero Subsidiaries which First Majestic or its Representatives deem necessary or advisable to review in making an examination of Primero, the Primero Subsidiaries and the Business, as well as to its management personnel, and, during such period, Primero shall furnish to First Majestic all information concerning Primero, the Primero Subsidiaries and their respective Business, properties and personnel as First Majestic or its Representatives may reasonably request.

4.6	Covenant Regarding Representations and Warranties.

Each of Primero and First Majestic covenants that it will use commercially reasonable efforts to ensure that the representations and warranties given by it and contained in Article 3 are true and correct on and as at the Effective Date (except as affected by transactions contemplated or permitted by this Agreement or otherwise consented to by the other Party) or if not true, do not have a Material Adverse Effect on such Party.

4.7	Indemnification, Insurance and Mutual Releases.

(a)

First Majestic hereby covenants and agrees that, unless prohibited by applicable Laws, all rights to indemnification or exculpation in favour of the current and former directors and officers of Primero and any Primero Subsidiary provided in the current articles or by-laws (or the equivalent) of Primero or any Primero Subsidiary, or in any agreement to the extent disclosed in Schedule 4.7 to the Primero Disclosure Letter, and any directors’ and officers’ insurance now existing in favour of the directors or officers of Primero and any Primero Subsidiary shall survive the completion of the Arrangement (or be replaced with substantially equivalent coverage from another provider of at least equivalent standing to the current provider) and shall continue in full force and effect (either directly or via run-off insurance or insurance provided by an alternative provider of at least equivalent standing to the current provider) for a period of not less than six years from the Effective Date and First Majestic undertakes to ensure that this covenant shall remain binding upon its successors and assigns. First Majestic acknowledges that Primero may purchase run-off directors’ and officers’ liability insurance, at a cost not exceeding 200% of Primero’s current annual aggregate premium for directors’ and officers’ liability policies currently maintained by Primero, providing coverage for a period of up to six years from the Effective Date with respect to claims arising from or related to facts or events which occur on or prior to the Effective Date.

(b)

Primero shall act as agent and trustee of the benefits of the foregoing for its directors and officers and those of the Primero Subsidiaries for the purpose of this Section 4.7 and this Section 4.7 shall survive the execution and delivery of this Agreement and the completion of the Arrangement and shall be enforceable against First Majestic by the Persons described in Section 4.7(a) hereof.

(c)

First Majestic and Primero shall use commercially reasonable efforts to enter into a mutual release on or before the Effective Date with each director and officer of Primero and each of the Primero Subsidiaries, each such release to be effective as at the Effective Time and in a form acceptable to First Majestic and Primero, acting reasonably.

4.8	Pre-Acquisition Reorganizations.

(a)

Primero will use commercially reasonable efforts to effect such reorganization of its business, operations, subsidiaries and assets or such other transactions (each, a “Pre-Acquisition Reorganization”) as First Majestic may reasonably request prior to the Effective Date, and the Arrangement, if required, will be modified accordingly; provided, however, that Primero need not effect a Pre-Acquisition Reorganization which would impede or materially delay the consummation of the Arrangement.

(b)

Without limiting the foregoing and other than as set forth in paragraph (a) above, First Majestic will use its commercially reasonable efforts to obtain all necessary consents, approvals or waivers from any persons to effect each Pre-Acquisition Reorganization, and Primero will cooperate with First Majestic in structuring, planning and implementing any such Pre-Acquisition Reorganization. First Majestic must provide written notice to Primero of any proposed Pre-Acquisition Reorganization at least fifteen Business Days prior to the date of the Primero Shareholder Meeting. In addition:

(i)

any Pre-Acquisition Reorganization will not become effective unless the Parties will have confirmed in writing the satisfaction or waiver of all conditions in their favour set forth in Article 5 and will have confirmed in writing that they are prepared to promptly and without condition proceed to effect the Arrangement;

(ii)	any Pre-Acquisition Reorganization will be effective as close as reasonably practical to the Effective Date and, in any event, after all Regulatory Approvals are obtained;

(iii)	any Pre-Acquisition Reorganization will not prejudice Primero or the Primero Shareholders in any material respect;

(iv)	any Pre-Acquisition Reorganization will not require Primero to obtain the approval of the Primero Shareholders or the Primero Debentureholders;

(v)	unless the Parties otherwise agree, any Pre-Acquisition Reorganization will not require any filings with, notifications to or approvals of any Governmental Authority or third party;

(vi)	any Pre-Acquisition Reorganization will not require Primero to contravene any applicable Laws, its organizational documents or any Primero Material Agreement; and

(vii)

Primero will not be obligated to take any action that could result in any Taxes being imposed on, or any adverse Tax or other consequences to, any Primero Shareholder or holder of Primero Convertible Securities greater than the Taxes or more onerous than the other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization.

(c)

Primero and First Majestic acknowledge and agree that the planning for and implementation of any Pre-Acquisition Reorganization will not be considered a breach of any covenant under this Agreement and will not be considered in determining whether a representation or warranty of Primero hereunder has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under contract). First Majestic and Primero will work cooperatively and use commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization. For greater certainty, Primero will not be liable for the failure of First Majestic to benefit from any anticipated Tax efficiency as a result of a Pre-Acquisition Reorganization.

(d)

First Majestic agrees that it will be responsible for all costs and expenses associated with any Pre-Acquisition Reorganization to be carried out at its request and shall indemnify and save harmless Primero and its affiliates from and against any and all liabilities, losses, damages, claims, costs, expenses, interest awards, judgements and penalties suffered or incurred by any of them in connection with or as a result of any such Pre-Acquisition Reorganization (including in respect of any reversal, modification or termination of a Pre-Acquisition Reorganization).

4.9	Convertible Debentures.

(a)	Primero shall use commercially reasonable efforts to obtain, prior to the Effective Date, the approval of the Primero Debentureholders to the Primero Debentureholder Resolution.

(b)

Primero shall call and hold the Primero Debentureholder Meeting and prepare the Debentureholder Circular in accordance with its obligations regarding the Primero Shareholder Meeting and Shareholder Circular in Sections 2.3 and 2.4, mutatis mutandis including, for greater certainty soliciting proxies from Primero Debentureholders in connection with the Primero Debenture Meeting and disclosing to the Primero Debentureholders that the Primero Board has determined that the Debentureholder Proposal is fair to the Primero Debentureholders and recommending that the Primero Debentureholders vote in favour of the Primero Debentureholder Resolution, with the exception that:

(i)	the Primero Debentureholder Meeting shall not form part of the Plan of Arrangement or the Interim Order;

(ii)	the Primero Debentureholder Meeting shall occur immediately following the Primero Shareholder Meeting; and

(iii)	the Primero Debentureholder Meeting shall be convened and conducted in accordance with the Primero Indenture.

(c)

First Majestic hereby covenants that, to the extent that any Primero Debentures remain outstanding following the Effective Time, it shall comply with, or cause Primero to comply with, as applicable, the terms and provisions of the Primero Indenture.

4.10	Assistance with First Majestic Financing.

Primero shall, and shall cause each of the Primero Subsidiaries to, provide such cooperation to First Majestic as First Majestic may reasonably request in connection with the First Majestic Financing (provided that such request is made on reasonable notice, including (and subject to the foregoing), as so requested:

(a)

reasonably cooperating with the marketing efforts of First Majestic and participating (and use reasonable commercial efforts to cause members of senior management of Primero to participate) in a reasonable number of meetings with actual or prospective investors, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the First Majestic Financing;

(b)

using commercially reasonable efforts to obtain customary auditors’ consents and comfort letters (including “negative assurance” comfort), including, for the avoidance of doubt, any customary letters from Primero’s auditors, as reasonably requested by First Majestic as necessary and customary (including, without limitation, any offering of debt securities pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Rule 144A thereunder or under another exemption therefrom);

(c)	assisting First Majestic in the preparation of any offering documents, private placement memoranda, bank information memoranda and similar documents; and

(d)

obtaining customary authorization and representation letters requested by financing sources for the First Majestic Financing, which authorization letter, in part, authorizes the distribution of information to prospective lenders or investors.

ARTICLE 5
CONDITIONS

5.1	Mutual Conditions Precedent.

The respective obligations of the Parties to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may only be waived by the mutual consent of First Majestic and Primero:

(a)	the Arrangement Resolution shall have been approved by the Primero Shareholders at the Primero Shareholder Meeting in accordance with the Interim Order and applicable Laws;

(b)

the Interim Order and the Final Order shall each have been obtained in form and terms satisfactory to each of Primero and First Majestic, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to either Party, acting reasonably, on appeal or otherwise;

(c)	no Law is in effect that makes the consummation of the Arrangement illegal or otherwise prohibits or enjoins Primero or First Majestic from consummating the Arrangement;

(d)

the Consideration Shares, the First Majestic Shares issuable upon exercise of the Replacement Options from time to time, the First Majestic Shares issuable upon exercise of the Primero Warrants from time to time and the First Majestic Shares issuable upon conversion of the Primero Debentures from time to time, shall have been authorized for listing on the TSX and the NYSE, subject to official notice of issuance, provided that First Majestic shall not be required to obtain any such authorization in connection with the First Majestic Shares issuable upon conversion of the Primero Debentures in the event the Debentureholders’ Resolution is approved at the Debentureholder Meeting;

(e)

the issuance of the Consideration Shares and the Replacement Options will be exempt from the registration requirements of the U.S. Securities Act pursuant to the Section 3(a)(10) Exemption, and such securities shall not be subject to hold periods under the Securities Laws in Canada or the U.S. Securities Act, except as may be imposed by Rule 144 under the U.S. Securities Act or except as disclosed in the Shareholder Circular, or except by reason of the existence of any controlling interest in First Majestic pursuant to the Securities Laws of any applicable jurisdiction; and

(f)	the Antitrust Clearance shall have been obtained.

5.2	Additional Conditions Precedent to the Obligations of First Majestic.

The obligations of First Majestic to complete the transactions contemplated by this Agreement shall also be subject to the satisfaction, on or before the Effective Date, of each of the following conditions precedent (each of which is for the exclusive benefit of First Majestic and may be waived by First Majestic):

(a)

all covenants and agreements of Primero under this Agreement to be performed or observed on or before the Effective Date shall have been duly performed and observed by Primero in all material respects and First Majestic shall have received a certificate of Primero addressed to First Majestic and dated the Effective Date, signed on behalf of Primero by two directors or senior executive officers of Primero, confirming the same as at the Effective Date;

(b)

(i) the representations and warranties of Primero in Sections 3.1.1, 3.1.2, 3.1.3, and 3.1.4 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of a specified date which is earlier than the date of this Agreement, in which event such representations and warranties shall be true and correct in all respects as of such earlier specified date, or except as affected by transactions contemplated or permitted by this Agreement or otherwise consented to by First Majestic); and (ii) the representations and warranties of Primero set forth in Section 3.1 (other than those referenced in clause (i) above) shall be true and correct in all material respects (it being understood that, for the purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the date of this Agreement and as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of a specified date which is earlier than the date of this Agreement, in which event such representations and warranties shall be true and correct in all material respects as of such earlier specified date, or except as affected by transactions contemplated or permitted by this Agreement or otherwise consented to by First Majestic), except where any failure or failures of such representations and warranties referenced in this clause (ii) to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Primero, and First Majestic shall have received a certificate of Primero addressed to First Majestic and dated the Effective Date, signed on behalf of Primero by two directors or senior executive officers of Primero, confirming the same as at the Effective Date;

(c)	between the date hereof and the Effective Date, there shall not have occurred a Material Adverse Change to Primero;

(d)	holders of more than 10% of the issued and outstanding Primero Shares shall not have exercised the Dissent Rights in respect of the Arrangement;

(e)	there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity, in each case that has a reasonable likelihood of success:

(i)

seeking to restrain or prohibit the consummation of the Plan of Arrangement or any of the transactions contemplated by this Agreement or seeking to obtain from any of the Parties any damages that are material in relation to Primero;

(ii)

seeking to prohibit or materially limit the ownership or operation by First Majestic or any of the First Majestic Material Subsidiaries of any material portion of the business or assets of Primero or any Primero Subsidiary or to compel First Majestic or any of the First Majestic Material Subsidiaries to dispose of or hold separate any material portion of the business or assets of Primero or any Primero Subsidiary;

(iii)

seeking to impose limitations on the ability of First Majestic to acquire or hold or exercise full rights of ownership of any Primero Shares, including the right to vote the Primero Shares on all matters properly presented to the shareholders of Primero; or

(iv)	which otherwise is reasonably likely to have a Material Adverse Effect on Primero or First Majestic, except as referred to in Schedule 5.2 of the Primero Disclosure Letter;

(f)

all consents, approvals, authorizations and waivers set forth in Schedule 5.2 of the Primero Disclosure Letter, shall have been obtained or received on terms which are acceptable to First Majestic, acting reasonably; and

(g)

Primero shall have provided to First Majestic, on or before the Effective Date, written resignations and mutual releases effective as of the Effective Time, from all directors and officers of Primero and such directors and officers of the Primero Subsidiaries as First Majestic may request.

First Majestic may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by it with its obligations under this Agreement if the condition precedent would have been satisfied but for a material failure by First Majestic in complying with its obligations hereunder.

5.3	Additional Conditions Precedent to the Obligations of Primero.

The obligations of Primero to complete the transactions contemplated by this Agreement shall also be subject to the satisfaction, on or before the Effective Date, of each of the following conditions precedent (each of which is for the exclusive benefit of Primero and may be waived by Primero):

(a)

all covenants and agreements of First Majestic under this Agreement to be performed or observed on or before the Effective Date shall have been duly performed by First Majestic in all material respects and Primero shall have received a certificate of First Majestic addressed to Primero and dated the Effective Date, signed on behalf of First Majestic by two senior executive officers of First Majestic confirming the same as at the Effective Date;

(b)

(i) the representations and warranties of First Majestic in Sections 3.2.1, 3.2.2, 3.2.3 and 3.2.4 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of a specified date which is earlier than the date of this Agreement, in which event such representations and warranties shall be true and correct in all material respects as of such earlier specified date, or except as affected by transactions contemplated or permitted by this Agreement or otherwise consented to by Primero); and (ii) the representations and warranties of First Majestic set forth in Section 3.2 (other than those references in clause (i) above) shall be true and correct in all material respects (it being understood that, for the purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded) as of the date of this Agreement and as of Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of a specified date which is earlier than the date of this Agreement, in which event such representations and warranties shall be true and correct in all material respects as of such earlier specified date, or except as affected by transactions contemplated or permitted by this Agreement), except where any failure or failures of such representations and warranties referenced in this clause (ii) to be so true and correct would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on First Majestic, and Primero shall have received a certificate of First Majestic addressed to Primero and dated the Effective Date, signed on behalf of First Majestic by two senior executive officers of First Majestic confirming the same as at the Effective Date; and

(c)	between the date hereof and the Effective Date, there shall not have occurred a Material Adverse Change to First Majestic.

Primero may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by Primero with its obligations under this Agreement if the condition precedent would have been satisfied but for a material failure by Primero in complying with its obligations hereunder.

5.4	Notice and Cure Provisions.

Each Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be reasonably likely to:

(a)	cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect between the date hereof and the Effective Date;

(b)	result in the failure to comply with or satisfy any covenant or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Date; or

(c)	result in the failure to satisfy any of the conditions precedent in favour of the other Party hereto contained in Section 5.1, 5.2 and 5.3, as the case may be.

Subject as herein provided, a Party may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Sections 5.1, 5.2 and 5.3 in favour of such Party, or exercise any termination right arising therefrom, if forthwith, and in any event prior to the Effective Date, such Party has delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered and the Party receiving such notice is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the Party delivering such notice may not terminate this Agreement until the earlier of the Outside Date and the expiration of a period of ten Business Days from such notice. If such notice has been delivered prior to the date of the Primero Shareholder Meeting, such meeting shall be postponed until the expiry of such period. If such notice has been delivered prior to the making of the application for the Final Order, such application shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated as a result of such matter.

5.5	Satisfaction of Conditions.

The conditions precedent set out in Sections 5.1, 5.2 and 5.3 shall be conclusively deemed to have been satisfied, waived or released when, with the approval of First Majestic and Primero, the Arrangement is completed.

ARTICLE 6
AMENDMENT AND TERMINATION

6.1	Amendment.

This Agreement may, at any time and from time to time before or after the holding of the Primero Shareholder Meeting but not later than the Effective Date, be amended by mutual written agreement of the Parties hereto provided, however, that any such change, waiver or modification does not invalidate any required approval of the Primero Shareholders to the Arrangement.

6.2	Termination.

(a)	This Agreement may, at any time before or after the holding of the Primero Shareholder Meeting but not later than the Effective Date:

(i)	be terminated by the mutual agreement of Primero and First Majestic;

(ii)	be terminated by either Primero or First Majestic, if:

(A)	the Primero Shareholder Meeting is held and the Arrangement Resolution is not approved by the Primero Shareholders in accordance with applicable Laws and the Interim Order;

(B)

there shall be passed any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any Governmental Entity shall have issued any injunction, order, decree or ruling enjoining First Majestic or Primero from consummating the transactions contemplated by this Agreement and such injunction, order, decree or ruling shall become final and non-appealable;

(C)

subject to Section 5.4, the other Party is in default of a covenant or obligation hereunder such that the conditions contained in Section 5.2(a) or 5.3(a), as applicable, would be incapable of satisfaction, provided the Party seeking to terminate this Agreement is not then in breach of this Agreement so as to cause any condition in favour of all Parties or in favour of the other Party not to be satisfied;

(D)

subject to Section 5.4, any representation or warranty of the other Party under this Agreement is untrue or incorrect and shall have become untrue or incorrect such that the condition contained in Section 5.2(b) or 5.3(b), as applicable, would be incapable of satisfaction, provided that the Party seeking to terminate this Agreement is not then in breach of this Agreement so as to cause any condition in favour of both Parties or in favour of the other Party not to be satisfied; or

(E)

the Effective Time does not occur on or prior to the Outside Date, provided that a Party may not terminate this Agreement pursuant to this Section 6.2(a)(ii)(E) if the failure of the Effective Time to so occur has been principally caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement;

(iii)	be terminated by First Majestic if:

(A)	Primero shall have effected a Change of Recommendation;

(B)	Primero breaches any of the provisions of Section 4.3 or Section 4.4; or

(C)	a Material Adverse Effect has occurred with respect to Primero; or

(iv)	be terminated by Primero:

(A)

in order to enter into a definitive written agreement with respect to a Superior Proposal, subject to compliance with Section 4.3 and Section 4.4 and the payment of the fee required to be paid pursuant to Section 6.3(a); or

(B)	if a Material Adverse Change has occurred with respect to First Majestic.

(b)

If this Agreement is terminated in accordance with the foregoing provisions of this Section 6.2, no Party shall have any further liability to perform its obligations hereunder, except as provided for in Section 6.3, which shall survive the termination of this Agreement or as otherwise contemplated hereby, and provided that, subject to Section 6.5 and 6.6, neither the termination of this Agreement nor anything contained in this Section 6.2(b) shall relieve any Party from any liability for any breach by it of this Agreement, including from any inaccuracy in its representations and warranties and any non-performance by it of its covenants made herein.

6.3	Termination Payment.

(a)	If:

(i)	Primero shall terminate this Agreement pursuant to Section 6.2(a)(iv)(A) in order to enter into a definitive agreement with respect to a Superior Proposal;

(ii)	First Majestic shall terminate this Agreement pursuant to Section 6.2(a)(iii)(A); or

(iii)

either Primero or First Majestic shall terminate this Agreement pursuant to Section 6.2(a)(ii)(A) or Section 6.2(a)(ii)(E), or First Majestic shall terminate this Agreement pursuant to Section 6.2(a)(iii)(B), provided that, in any of the foregoing circumstances, (A) an Acquisition Proposal is publicly announced or made to the Primero Shareholders and is not publicly withdrawn prior to the earlier of the date of the Primero Shareholder Meeting and the date of such termination; and (B) an Acquisition Proposal is consummated within 12 months of such termination;

then in any such case Primero shall pay to First Majestic by wire transfer the Termination Payment in immediately available funds to an account designated by First Majestic. Such payment shall be due and payable:

(iv)	in the case of a termination specified in clause (i), concurrent with the termination of this Agreement;

(v)	in the case of a termination specified in clause (ii), within three Business Days after written notice of termination by First Majestic; or

(vi)	in the case of a termination specified in clause (iii), concurrent with the consummation of any Acquisition Proposal.

For the purposes of this section, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.1, except that references to “20%” shall be deemed to be references to “50%”.

(b)	For greater certainty, Primero shall not be obligated to make more than one payment pursuant to Section 6.3(a).

(c)

If First Majestic shall terminate this Agreement pursuant to Section 6.2(a)(ii)(D) provided that First Majestic is not in default of a covenant or obligation hereunder so as to cause any condition in favour of both Parties or in favour of Primero not to be satisfied, then Primero shall pay to First Majestic an expense reimbursement fee of $2,000,000 within five Business Days after written notice of termination by First Majestic.

(d)

If Primero shall terminate this Agreement pursuant to Section 6.2(a)(ii)(D) provided that Primero is not in default of a covenant or obligation hereunder so as to cause any condition in favour of both Parties or in favour of First Majestic not to be satisfied, then First Majestic shall pay to Primero an expense reimbursement fee of $2,000,000 within five Business Days after written notice of termination by Primero.

6.4	Liquidated Damages.

Primero and First Majestic acknowledge that the damages set forth in this Article 6 are a genuine pre-estimate of the damages, including opportunity costs, the other Party will suffer or incur as a result of the event giving rise to those damages and are not penalties. Each of the Parties irrevocably waives any right it may have to raise as a defence in any proceedings that any such damages are excessive or punitive.

6.5	Remedies.

Subject to Section 6.6, the Parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party or its Representatives and any such breach would cause the non-breaching Party irreparable harm. Accordingly, the Parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the Parties, the non-breaching Party will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to the Parties.

6.6	Effects of Termination Payment or Expense Reimbursement.

For greater certainty, the Parties agree that the payment of the amount pursuant to Section 6.3 is the sole monetary remedy as a result of the occurrence of any of the events referred to in Section 6.3. Subject to the immediately preceding sentence, nothing in this Agreement shall preclude a Party from seeking damages in respect of losses incurred or suffered by such Party as a result of any breach of this Agreement by the other Party, seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise, or seeking specific performance of any of such covenants or agreements, without the necessity of posting bond or security in connection therewith.

ARTICLE 7
GENERAL

7.1	Privacy.

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual (the “Transaction Personal Information”). No Party shall disclose Transaction Personal Information to any Person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement. If the Arrangement is consummated, no Party shall, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Laws, use or disclose Transaction Personal Information:

(a)	for purposes other than those for which such Transaction Personal Information was collected prior to the Effective Date;

(b)	which does not relate directly to the carrying on of the business of such Party or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented; and

(c)	as otherwise required by Law.

Each Party shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. Each Party shall cause its Representatives to observe the terms of this Section 7.1 and to protect and safeguard Transaction Personal Information in their possession. If this Agreement shall be terminated, each Party shall promptly deliver to the other Parties all Transaction Personal Information relating to such other Party or its Representatives in such Party’s possession or in the possession of any of such Party’s Representatives, including all copies, reproductions, summaries or extracts thereof.

7.2	Notices.

All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by email, in each case addressed to the particular party at:

(a)	If to First Majestic:

First Majestic Silver Corp.
1800 – 925 West Georgia St.
Vancouver, British Columbia V6C 3L2

Attention:	Keith Neumeyer and Connie Lillico
Email:	keith@firstmajestic.com and
connie@firstmajestic.com

with a copy to:

McCullough O’Connor Irwin LLP
2600 – 1066 West Hastings Street
Vancouver, British Columbia V6E 3X1

Attention:	James D. Beeby
Email:	jbeeby@moisolicitors.com

(b)	If to Primero:

Primero Mining Corp.
79 Wellington Street West
TD South Tower, Suite 2100 P.O. Box 139
Toronto, Ontario M5K 1H1

Attention:	Joseph F. Conway / Maura Lendon
Email:	jconway@primeromining.com /
mlendon@primeromining.com

with a copy to:

Stikeman Elliot LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario M5L 1B9

Attention:	Elizabeth Breen
Email:	ebreen@stikeman.com

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

7.3	Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Party.

7.4	Binding Effect.

This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the Parties hereto and their respective successors.

7.5	Time of Essence.

Time is of the essence of this Agreement.

7.6	Waiver and Modification.

Each of the Parties may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waiver or consent to the modification of any of the obligations of the other Party hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the Party granting such waiver or consent.

7.7	Third Party Beneficiaries.

Except as provided in Section 4.7 which, without limiting its terms, is intended as stipulations for the benefit of the third parties mentioned in such provisions (such third parties referred to in this Section 7.7 as the “Covered Persons”) and except for the rights of the Primero Shareholders to receive the Consideration following the Effective Time pursuant to the Arrangement, the Parties intend that this Agreement will not benefit or create any right or cause of action in favour of any Person, other than the Parties and that no Person, other than the Parties, shall be entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. Despite the foregoing, First Majestic acknowledges to each of the Covered Persons their direct rights against it under Section 4.7 of this Agreement, which are intended for the benefit of, and shall be enforceable by, each Covered Person, his or her heirs and his or her legal representatives, and for such purpose, Primero confirms that it is acting as trustee on their behalf, and agrees to enforce such provisions on their behalf.

7.8	Severability.

If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any material manner or would prevent or significantly impede or materially delay the completion of the Arrangement.

7.9	Mutual Interest.

Notwithstanding the fact that any part of this Agreement has been drafted or prepared by or on behalf of one of the Parties, all Parties confirm that they and their respective counsel have reviewed and negotiated this Agreement and that the Parties have adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and the Parties waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the Party drafting such agreement or other document and agree that no rule of construction providing that a provision is to be interpreted in favour of the Person who contracted the obligation and against the Person who stipulated it will be applied against any Party.

7.10	Further Assurances.

Each Party hereto shall, from time to time, and at all times hereafter, at the request of the other Party hereto, but without further consideration, do all such further acts and things and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent of this Agreement and, in the event the Arrangement becomes effective, to document or evidence any of the transactions or events set out in the Plan of Arrangement.

7.11	Injunctive Relief.

The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.

7.12	No Personal Liability.

No director, officer or employee of First Majestic will have any personal liability to Primero under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of First Majestic. No director, officer or employee of Primero will have any personal liability to First Majestic under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of Primero.

7.13	Expenses.

Except as provided in Section 6.3 and the Plan of Arrangement, each Party will pay its respective legal and accounting costs, fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs, fees and expenses whatsoever and howsoever incurred.

7.14	Governing Law; Attornment; Service of Process.

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement or the Arrangement and waives, to the fullest extent possible, the defence of an inconvenient forum or any similar defence to the maintenance of proceedings in such courts.

7.15	Counterparts.

This Agreement may be executed in one or more counterparts and by facsimile or other electronic means, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Remainder of page has been left intentionally blank]

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first written above.

FIRST MAJESTIC SILVER CORP.

(signed) “Keith Neumeyer”
Authorized Signatory
Name: Keith Neumeyer

PRIMERO MINING CORP.

(signed) “Joseph F. Conway”
Authorized Signatory
Name: Joseph F. Conway

EXHIBIT A
TO THE ARRANGEMENT AGREEMENT DATED AS OF JANUARY 11, 2018
BETWEEN FIRST MAJESTIC SILVER CORP. AND PRIMERO MINING CORP.

PLAN OF ARRANGEMENT UNDER THE PROVISIONS OF DIVISION 5 OF PART 9
OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
INTERPRETATION

1.1                                     Definitions.In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)

“Arrangement” means an arrangement under the provisions of Division 5 of Part 9 of the Business Corporations Act, on the terms set forth in this Plan of Arrangement, subject to any amendment or supplement thereto in accordance with the Arrangement Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order;

(b)	“Arrangement Agreement” means the arrangement agreement dated January 11, 2018 between First Majestic and Primero;

(c)

“Arrangement Resolution” means the special resolution approving the Arrangement, to be in substantially the form of Exhibit B to the Arrangement Agreement, to be considered, and if deemed advisable, passed with or without variation, by the Primero Shareholders at the Primero Meeting;

(d)	“Business Corporations Act” means the Business Corporations Act (British Columbia);

(e)	“Business Day” means any day other than Saturday, Sunday or any day on which major banks are closed for business in Vancouver, British Columbia or in Toronto, Ontario;

(f)

“Consideration” means the consideration to be received pursuant to the Plan of Arrangement in respect of each Primero Share that is issued and outstanding immediately prior to the Effective Time, consisting of such number of First Majestic Shares as is equal to the Exchange Ratio;

(g)	“Court” means the British Columbia Supreme Court;

(h)	“Depositary” means Computershare Investor Services Inc., at such offices as will be set out in the Letter of Transmittal;

(i)	“Dissent Procedures” has the meaning set out in Section 3.1;

(j)	“Dissent Rights” has the meaning set out in Section 3.1;

(k)	“Dissenting Shareholder” means a registered holder of Primero Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Procedures;

(l)	“Effective Date” means the date the Arrangement completes, as determined in accordance with the Arrangement Agreement;

(m)	“Effective Time” means the time when the transactions contemplated herein will be deemed to have been completed, which shall be 12:01 a.m. (Vancouver time) on the Effective Date;

(n)	“Exchange Ratio” means 0.03325;

(o)

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended at any time prior to the Effective Date or, if appealed, then, unless such appeal is abandoned or denied, as affirmed;

(p)	“First Majestic” means First Majestic Silver Corp., a company existing under the laws of British Columbia;

(q)	“First Majestic Shares” means the common shares in the capital of First Majestic;

(r)

“Holder” when used with reference to any securities of Primero, means the holder of such securities shown from time to time in the register maintained by or on behalf of Primero in respect of such securities;

(s)

“In-The-Money Amount” in respect of a stock option means the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price of the option;

(t)

“Interim Order” means the interim order of the Court made in connection with the process for obtaining shareholder approval of the Arrangement and related matters, as such order may be amended, supplemented or varied by the Court;

(u)	“ITA” means the Income Tax Act (Canada);

(v)

“Letter of Transmittal” means the letter of transmittal forwarded by Primero to Primero Shareholders for use in connection with the Plan of Arrangement or such other equivalent form of letter of transmittal acceptable to First Majestic acting reasonably;

(w)	“Meeting Date” means the date of the Primero Meeting;

(x)	“Parties” means First Majestic and Primero and “Party” means any one of them;

(y)

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, company, unincorporated association or organization, governmental entity, syndicate or other entity, whether or not having legal status;

(z)

“Plan of Arrangement” means this plan of arrangement and any amendment or variation hereto made in accordance with Article 5 hereto or the Arrangement Agreement or upon the direction of the Court in the Final Order;

(aa)	“Primero” means Primero Mining Corp., a company existing under the laws of British Columbia;

(bb)	“Primero DSU” means a deferred share unit issued pursuant to the Primero DSU Plan;

(cc)	“Primero DSU Plan” means Primero’s Deferred Share Unit Plan dated March 23, 2015;

(dd)

“Primero Meeting” means the special meeting of Primero Shareholders including any adjournment or adjournments thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement Resolution;

(ee)	“Primero Option” means an option to purchase Primero Shares issued pursuant to the Primero Option Plan;

(ff)	“Primero Option Plan” means Primero’s Stock Option Plan dated May 4, 2016;

(gg)	“Primero Optionholder” means a holder of Primero Options;

(hh)	“Primero PSU” means a phantom share unit issued pursuant to the Primero PSU Plan;

(ii)	“Primero PSU Plan” means Primero’s 2013 Phantom Share Unit Plan dated April 18, 2016;

(jj)	“Primero Securities” means the Primero Shares, Primero Options, Primero Warrants, Primer DSUs and Primero PSUs;

(kk)	“Primero Share” means a common share in the authorized share structure of Primero;

(ll)	“Primero Shareholder” means a holder of Primero Shares;

(mm)	“Primero Warrant” means a common share purchase warrant of Primero governed by the Primero Warrant Indenture;

(nn)	“Primero Warrant Indenture” means the common share purchase warrant indenture dated June 24, 2016 entered into between Primero and Computershare Trust Company of Canada;

(oo)	“Primero Warrantholder” means a holder of Primero Warrants;

(pp)	“Replacement Option” has the meaning set out in Section 2.3(c); and

(qq)	“TSX” means the Toronto Stock Exchange.

1.2                                     Interpretation Not Affected by Headings, etc.The division of this Plan of Arrangement into sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references in this Plan of Arrangement to a “Section” followed by a number and/or a letter refer to the specified section of this Plan of Arrangement. Unless otherwise indicated, the terms “this Plan of Arrangement”, “hereof”, “herein”, “hereunder” and “hereby” and similar expressions refer to this Plan of Arrangement as amended or supplemented from time to time pursuant to the applicable provisions hereof, and not to any particular section or other portion hereof.

1.3                                     Currency. All sums of money referred to in this Plan of Arrangement are expressed in lawful money of Canada.

1.4                                     Number, etc.Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

1.5	Construction.In this Plan of Arrangement unless otherwise indicated:

(a)

the words “include”, “including” or “in particular”, when following any general term or statement, shall not be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting the general term or statement to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(b)

a reference to a statute means that statute, as amended and in effect as of the date of this Plan of Arrangement, and includes each and every regulation and rule made thereunder and in effect as of the date hereof;

(c)	where a word, term or phrase is defined, its derivatives or other grammatical forms have a corresponding meaning; and

(d)	time is of the essence.

     ARTICLE 2
ARRANGEMENT

2.1                                     Arrangement Agreement.This Plan of Arrangement is made pursuant to, is subject to the provisions of and forms a part of the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

2.2                                     Binding Effect.This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on:

(a)	Primero and its applicable subsidiaries;

(b)	the Primero Shareholders;

(c)	the Primero Optionholders;

(d)	the Primero Warrantholders;

(e)	All persons who were immediately prior to the Effective Time holders or beneficial owners of Primero PSUs or Primero DSUs;

(f)	First Majestic; and

(g)	the Depositary.

2.3                                     Arrangement.Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following sequence, in each case effective as at one minute intervals starting at the Effective Time, without any further act or formality:

(a)

each Primero Share held by a Dissenting Shareholder in respect of which the Primero Shareholder has validly exercised his, her or its Dissent Rights shall be deemed to be transferred and assigned by such Dissenting Shareholder, without any further act or formality on its part, to First Majestic (free and clear of any liens, charges and encumbrances of any nature whatsoever) in accordance with, and for the consideration set forth in, Section 3.1;

(b)

each Primero Share (other than any Primero Share held by any Dissenting Shareholder) will, without further act or formality and by or on behalf of a holder of Primero Shares, be irrevocably assigned and transferred by the holder thereof to First Majestic (free and clear of any liens, charges and encumbrances of any nature whatsoever) in exchange for such number of First Majestic Shares as is equal to the Exchange Ratio for each Primero Share held;

(c)	with respect to each Primero Share transferred and assigned in accordance with Section 2.3(a) or Section 2.3(b):

(i)

the registered holder thereof shall cease to be the registered holder of such Primero Share and the name of such registered holder shall be removed from the register of Primero Shareholders as of the Effective Time;

(ii)

the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer and assign such Primero Share; and

(iii)	First Majestic will be the holder of all of the outstanding Primero Shares and the register of Primero Shareholders shall be revised accordingly;

(d)

each Primero Option which is outstanding and has not been duly exercised prior to the Effective Time (whether vested or unvested), notwithstanding the terms of the Primero Option Plan, shall be deemed to be unconditionally vested and exercisable in full, and such Primero Option will be exchanged for an option (each, a “Replacement Option”) to purchase from First Majestic such number of First Majestic Shares as is equal to the Exchange Ratio (and when aggregated with the other similar Replacement Options of a holder of such options resulting in a fraction of a First Majestic Share, they shall all be rounded down to the nearest whole number of First Majestic Shares). Each Replacement Option shall provide for an exercise price per First Majestic Share (rounded up to the nearest whole cent) equal to the exercise price per Primero Share that would otherwise be payable pursuant to the Primero Option it replaces, divided by the Exchange Ratio. All other terms and conditions of the Replacement Options, including the term to expiry, conditions to and manner of exercising, will remain the same and shall be governed by the terms of the Primero Option Plan and any certificate or option agreement previously evidencing the Primero Option shall thereafter evidence and be deemed to evidence such Replacement Option. It is intended that subsection 7(1.4) of the ITA apply to such exchange of options. Accordingly, and notwithstanding the foregoing, if required, the exercise price of a Replacement Option will be increased such that the In The Money Amount of the Replacement Option immediately after the exchange does not exceed the In The Money Amount of the Primero Option immediately before the exchange;

(e)	in accordance with the terms of the Primero Warrant Indenture:

(i)

each holder of a Primero Warrant outstanding immediately prior to the Effective Time shall receive (and such holder shall accept), upon the exercise of such holder’s Primero Warrant, in lieu of each Primero Share to which such holder was theretofore entitled, such number of First Majestic Shares as is equal to the Exchange Ratio (and when aggregated with an exercise of other similar Primero Warrants resulting in a fraction of a First Majestic Share, they all shall be rounded down to nearest whole number of First Majestic Shares) provided, however, the exercise price per First Majestic Share shall be equal to the current exercise price per Primero Share divided by the Exchange Ratio; and

(ii)	each Primero Warrant shall continue to be governed by and be subject to the terms of the Primero Warrant Indenture and any applicable supplemental indenture executed thereunder;

(f)

notwithstanding any vesting or other provisions to which a Primero PSU or Primero DSU might otherwise be subject (whether by contract, the conditions of a grant, applicable laws or the terms of the Primero PSU Plan or Primero DSU Plan):

(i)

each Primero PSU and Primero DSU that is issued and outstanding at the Effective Time shall, without any further action by or on behalf of any holder of such Primero PSU or Primero DSU, as applicable, be deemed to be fully vested and will be deemed to be payable in full and Primero shall deliver to the holder thereof for each Primero PSU or Primero DSU held by such holder a cash payment in an amount equal to C$0.30, which amount shall in each case be paid pursuant to and in accordance with Article 4;

(ii)

each Primero PSU and Primero DSU shall immediately be cancelled and all notices or agreements related thereto shall be terminated and the holder thereof shall thereafter have only the right to receive the consideration to which such holder is entitled to pursuant to this Section 2.3(f) in the manner specified in Article 4;

(g)	the Primero PSU Plan and Primero DSU Plan shall be terminated (and all rights issued thereunder shall expire) and shall be of no further force or effect; and

(h)

the exchanges, cancellations and other steps provided for in this Section 2.3 will be deemed to occur on the Effective Date, notwithstanding that certain of the procedures related thereto are not completed until after the Effective Date.

2.4	Post-Effective Time Procedures.

(a)

Following receipt of the Final Order and prior to the Effective Date, First Majestic shall deliver or arrange to be delivered to the Depositary the Consideration, including certificates representing the First Majestic Shares in accordance with Section 2.3 hereof, which certificates shall be held by the Depositary as agent and nominee for the former Primero Shareholders for distribution to the former Primero Shareholders in accordance with the provisions of Article 4 hereof.

(b)

Subject to the provisions of Article 4 hereof, and upon return of a properly completed Letter of Transmittal by a registered former Primero Shareholder together with certificates, if any, which, immediately prior to the Effective Date, represented Primero Shares and such other documents as the Depositary may require, former Primero Shareholders shall be entitled to receive delivery of the certificates representing the First Majestic Shares and cheques representing the cash to which they are entitled pursuant to Section 2.3(a).

2.5                                     No Fractional Shares.In no event shall any holder of Primero Shares be entitled to a fractional First Majestic Share. Where the aggregate number of First Majestic Shares to be issued to a former Primero Shareholder as consideration under this Arrangement would result in a fraction of a First Majestic Share being issuable, the number of First Majestic Shares to be received by such Primero Shareholder shall be rounded down to the nearest whole First Majestic Share and no Person will be entitled to any compensation in respect of a fractional First Majestic Share.

2.6                                     Adjustments to Exchange Ratio.The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into First Majestic Shares or Primero Shares, other than stock dividends paid in lieu of ordinary course dividends), consolidation, reorganization, recapitalization or other like change with respect to First Majestic Shares or the Primero Shares occurring after the date of the Arrangement Agreement and prior to the Effective Time.

ARTICLE 3
RIGHTS OF DISSENT

3.1	Rights of Dissent.

(a)

Registered holders of Primero Shares may exercise rights of dissent (“Dissent Rights”) with respect to such shares pursuant to and in the manner set forth in section 237 to 247 of the Business Corporations Act and this Section 3.1 (the “Dissent Procedures”) in connection with the Arrangement; provided that, notwithstanding subsection 242(a) of the Business Corporations Act, the written objection to the Arrangement Resolution referred to in subsection 242(a) of the Business Corporations Act must be received by Primero not later than 5:00 p.m. (Vancouver time) on the Business Day that is two Business Days before the Meeting Date or any date to which the Primero Meeting may be postponed or adjourned and provided further that Dissenting Shareholders who:

(i)

are ultimately entitled to be paid fair value for their Primero Shares, notwithstanding anything to the contrary contained in section 245 of the Business Corporations Act, shall be deemed to have transferred such Primero Shares to First Majestic as of the Effective Time without any further act or formality and free and clear of all liens, claims and encumbrances, in consideration for the payment by First Majestic of the fair value thereof, in cash; or

(ii)

are ultimately not entitled, for any reason, to be paid fair value for their Primero Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of Primero Shares and shall be entitled to receive only the consideration contemplated in Sections 2.3(a) that such holder would have received pursuant to the Arrangement if such holder had not exercised Dissent Rights;

but in no case shall First Majestic, Primer or any other Person be required to recognize such Persons as holders of Primero Shares after the Effective Time, and the names of such Persons shall be deleted from the registers of holders of Primero Shares at the Effective Time.

(b)	In addition to any other restrictions set forth in the Business Corporations Act, none of the following shall be entitled to exercise Dissent Rights:

(i)	Primero Shareholders who vote, or who have instructed a proxyholder to vote, in favour of the Arrangement Resolution;

(ii)	Primero Optionholders;

(iii)	Primero Warrantholders;

(iv)	All persons who were immediately prior to the Effective Time holders or beneficial owners of Primero PSUs or Primero DSUs.

ARTICLE 4
DELIVERY OF CONSIDERATION

4.1	Delivery of Consideration.

(a)

Upon surrender to the Depositary for cancellation of a certificate that immediately before the Effective Time represented one or more outstanding Primero Shares that were exchanged for the Consideration in accordance with Section 2.3 hereof together with such other documents and instruments as would have been required to effect the transfer of the Primero Shares formerly represented by such certificate under the Business Corporations Act and the articles of Primero and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a certificate representing the First Majestic Shares that such holder is entitled to receive in accordance with Section 2.3(b) hereof.

(b)

After the Effective Time and until surrendered for cancellation as contemplated by Section 4.1(a) hereof, each certificate that immediately prior to the Effective Time represented one or more Primero Shares shall be deemed at all times to represent only the right to receive in exchange therefor a certificate representing the First Majestic Shares that such holder is entitled to receive in accordance with Section 2.3(b) hereof.

(c)

As soon as practicable following the Effective Date, the Depositary shall deliver to each person who immediately before the Effective Time was a holder of Primero DSUs or Primero PSUs as reflected on the register or accounts maintained by or on behalf of Primero in respect of Primero DSUs or Primero PSUs, as applicable, as provided to the Depositary and who is entitled to a payment hereunder pursuant to Section 2.3(f), a cheque representing the cash that such holder is entitled to receive in accordance with Section 2.3(f) hereof.

4.2                                     Distributions with Respect to Unsurrendered Certificates.No dividends or other distributions declared or made after the Effective Time with respect to First Majestic Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Primero Shares that were exchanged pursuant to Section 2.3 unless and until the holder of record of such certificate shall surrender such certificate in accordance with Section 4.1. Subject to applicable law and to Section 4.5, at the time of such surrender of any such certificate (or in the case of clause (ii) below, at the appropriate payment date), there shall be paid to the holder of record of the certificates formerly representing whole Primero Shares, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole First Majestic Share and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole First Majestic Share.

4.3                                     Lost Certificates.In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Primero Shares that were exchanged pursuant to Section 2.3 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary shall issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more First Majestic Shares (and any dividends or distributions with respect thereto) deliverable in accordance with such holder’s Letter of Transmittal. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing First Majestic Shares are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to First Majestic and the Depositary in such sum as First Majestic may direct, or otherwise indemnify First Majestic and the Depositary in a manner satisfactory to First Majestic and the Depositary against any claim that may be made against First Majestic or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed.

4.4                                     Extinction of Rights.Any certificate which immediately prior to the Effective Time represented outstanding Primero Shares that were exchanged pursuant to Section 2.3 and not deposited, with all other instruments required by Section 4.1 on or prior to the third anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of First Majestic. On such date, the First Majestic Shares to which the former registered holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to First Majestic, together with all respective entitlements to dividends, distributions and interest thereon held for such former registered holder. None of First Majestic, Primero or the Depositary shall be liable to any person in respect of any First Majestic Shares (or dividends, distributions and interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

4.5                                     Withholding and Sale Rights.Any of the Parties and the Depositary shall be entitled to deduct and withhold from (i) any consideration issuable or payable pursuant to this Plan of Arrangement to any holder of Primero Securities, or (ii) any dividend or consideration otherwise payable to any holder of First Majestic Shares such amounts as First Majestic or the Depositary, respectively, is required to deduct and withhold with respect to such issuance or payment, as the case may be, under the ITA, the U.S. Internal Revenue Code or any provision of provincial, state, local or foreign tax law, in each case as amended. If any amount is required to be deducted or withheld from the First Majestic Shares otherwise issuable , each of First Majestic and the Depositary is hereby authorized to sell or otherwise dispose of, at such times and at such prices as it determines, in its sole discretion, such portion of the First Majestic Shares, otherwise issuable or payable to such holder as is necessary to provide sufficient funds to First Majestic or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement, and shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale or disposition (after deducting applicable sale commissions and any other reasonable expenses relating thereto) in lieu of the First Majestic Shares or other consideration so sold or disposed of. To the extent that amounts are so withheld or First Majestic Shares or other consideration are so sold or disposed of, such withheld amounts, or shares or other consideration so sold or disposed of, shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction, withholding, sale or disposition was made, provided that such withheld amounts, or the net proceeds of such sale or disposition, as the case may be, are actually remitted to the appropriate taxing authority. Neither of First Majestic nor the Depositary shall be obligated to seek or obtain a minimum price for any of the First Majestic Shares or other consideration sold or disposed of by it hereunder, nor shall any of them be liable for any loss arising out of any such sale or disposition.

4.6	Paramountcy.From and after the Effective Time:

(a)	this Plan of Arrangement shall take precedence and priority over any and all Primero Securities issued prior to the Effective Time; and

(b)	the rights and obligations of the Primero Securities shall be solely as provided in this Plan of Arrangement; and

(c)

all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Primero Securities shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 5
AMENDMENTS

5.1                                     The Parties may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be: (i) set out in writing, (ii) agreed to in writing by the Parties, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to Primero Shareholders if and as required by the Court.

5.2                                     Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Parties at any time prior to the Primero Meeting (provided that the other party shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Primero Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

5.3                                     Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Primero Meeting shall be effective only if (i) it is consented to in writing by each of the Parties (in each case, acting reasonably), (ii) it is filed with the Court (other than amendments contemplated in Section 5.4, which shall not require such filing) and (iii) if required by the Court, it is consented to by holders of the Primero Shares voting in the manner directed by the Court.

5.4                                     Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by First Majestic, provided that it concerns a matter which, in the reasonable opinion of First Majestic, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former Primero Shareholder.

ARTICLE 6
FURTHER ASSURANCES

6.1                                     Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties shall make, do and execute, or cause to be made, done or executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

EXHIBIT B
TO THE ARRANGEMENT AGREEMENT DATED AS OF JANUARY 11, 2018
BETWEEN FIRST MAJESTIC SILVER CORP. AND PRIMERO MINING CORP.

ARRANGEMENT RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.

The arrangement (the “Arrangement”) under Part 9, Division 5 of the Business Corporations Act (British Columbia) (as the Arrangement may be modified or amended), as more particularly described and set forth in the information circular (the “Circular”) of Primero Mining Corp. (“Primero”) dated , 2018, is hereby authorized, approved and adopted.

2.

The plan of arrangement (the “Plan of Arrangement”), the full text of which is set out as Exhibit A to the arrangement agreement dated January 11, 2018 between Primero and First Majestic Silver Corp. (the “Arrangement Agreement”) and all transactions contemplated thereby, is hereby approved and adopted.

3.

The Arrangement Agreement, the actions of the directors of Primero in approving the Arrangement Agreement and the actions of the directors and officers of Primero in executing and delivering the Arrangement Agreement and any amendments thereto in accordance with its terms are hereby ratified and approved.

4.

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders of Primero or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of Primero are hereby authorized and empowered (i) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement, and (ii) not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).

5.

Any officer or director of Primero is hereby authorized and directed for and on behalf of Primero to execute or cause to be executed, under the seal of Primero or otherwise, and to deliver or cause to be delivered, all such documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such authorization to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

EXHIBIT C
TO THE ARRANGEMENT AGREEMENT DATED AS OF JANUARY 11, 2018
BETWEEN FIRST MAJESTIC SILVER CORP. AND PRIMERO MINING CORP.

DEBENTUREHOLDERS’ RESOLUTION

BE IT RESOLVED AS AN EXTRAORDINARY RESOLUTION THAT, pursuant to Section 13.11(c) of the Trust Indenture dated as of February 9, 2015 between Primero Mining Corp. and Computershare Trust Company of Canada (the “Indenture”):

1.	Section 1.1(ggg) of the Indenture is hereby deleted in its entirety and replaced with the following:

““Maturity Date” means, in respect of the Initial Debentures, the earlier of February 28, 2020 and the first Business Day following the effective date of the proposed arrangement (the “Arrangement”) under Part 9, Division 5 of the Business Corporations Act (British Columbia) (as the same may be modified or amended) as more particularly described and set forth in the information circular (the “Circular”) of the Corporation dated •, 2018 and distributed to the Debentureholders;”

2.	The Debenture Trustee (as defined in the Indenture) is authorized to execute any supplemental indenture or other document required to give effect to the amendment set out in paragraph 1 above.

3.

The Debenture Trustee is hereby authorized and directed for and on behalf of the Debentureholders to execute or cause to be executed, under the seal of Primero or otherwise, and to deliver or cause to be delivered, all such documents and instruments and to perform or cause to be performed all such other acts and things as in such person’s opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such authorization to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.